      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BROADBASE SOFTWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          77-0417081
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                             172 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-8300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                   CHUCK BAY
                            CHIEF FINANCIAL OFFICER
                             172 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-8300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               GORDON K. DAVIDSON                             ROBERT M. MATTSON, JR.
               DAVID K. MICHAELS                                TAMARA POWELL TATE
                 JOHN F. PLATZ                                   CRAIG S. MORDOCK
                   WENDY LUN                                    BRANDON C. PARRIS
               FENWICK & WEST LLP                            MORRISON & FOERSTER LLP
              TWO PALO ALTO SQUARE                          19900 MACARTHUR BOULEVARD
          PALO ALTO, CALIFORNIA 94306                        IRVINE, CALIFORNIA 92612
                 (650) 494-0600                                   (949) 251-7500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                                     MAXIMUM
                    TITLE OF EACH CLASS                             AGGREGATE         AMOUNT OF REGISTRATION
               OF SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)              FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share....................       $50,000,000               $13,900
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED             , 1999

[BROADBASE LOGO]

--------------------------------------------------------------------------------

                  SHARES
COMMON STOCK
--------------------------------------------------------------------------------

This is the initial public offering of Broadbase Software, Inc. and we are
offering                shares of our common stock. We anticipate that the
initial public offering price will be between $          and $          per
share.

We have applied to list our common stock on the Nasdaq National Market under the symbol "BBSW."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                UNDERWRITING              PROCEEDS TO
                                        PRICE TO               DISCOUNTS AND               BROADBASE
                                         PUBLIC                 COMMISSIONS              SOFTWARE, INC.
  Per share                      $                         $                         $
  Total                          $                         $                         $

We have granted the underwriters the right to purchase up to          additional
shares to cover any over-allotments.

DEUTSCHE BANC ALEX. BROWN
               DAIN RAUSCHER WESSELS
                 A DIVISION OF DAIN RAUSCHER
                        INCORPORATED
                               THOMAS WEISEL PARTNERS LLC

                                             E*TRADE SECURITIES, INC.

THE DATE OF THIS PROSPECTUS IS             , 1999.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" and the financial statements, before making an investment decision.

                                  OUR BUSINESS

     Broadbase is a leading provider of customer-centric analytic solutions that enable businesses to maximize customer value across Internet and traditional business channels. Our Broadbase EPM software creates a comprehensive understanding of the customer lifecycle by integrating and analyzing numerous points of customer interaction, from Internet-based systems, front and back office applications and demographic data sources. Using Broadbase EPM, businesses can translate this analysis into specific actions, such as targeting profitable customers, identifying cross-sell opportunities and personalizing customer interactions. By integrating, analyzing and acting on valuable customer information, our solutions enable businesses to build long lasting and profitable customer relationships.

     The Internet is emerging as an important channel for both traditional "bricks and mortar" and Internet-only businesses to interact with, market to and sell to customers. To succeed in this environment, both types of companies are adapting many business functions to specifically leverage the Internet, defining a new category of enterprise called the electronic business, or e-business. With this new business channel, the points of customer interaction, or touch points, have increased dramatically. Today, they include not only traditional touch points such as storefronts, catalogs and call centers, but also websites, e-mail marketing campaigns and online customer service. The Internet has also created a highly competitive environment for businesses. Because of low barriers to entry and insignificant switching costs, customers enjoy a growing number of competing choices, both on and off the Internet. To win the battle for customer loyalty, companies must meet each customer's individual requirements across all business channels and touch points.

     Successful e-businesses need to develop a complete understanding of individual customers and actively use this knowledge to maximize the effectiveness of every customer interaction. Broadbase EPM is an integrated solution that addresses this need, incorporating the Broadbase EPM/Foundation platform and the Broadbase EPM suite of analytic applications. EPM/ Foundation creates a comprehensive view of the customer lifecycle by integrating and analyzing valuable real-time and historic customer data, which has traditionally been isolated within individual business functions. Our Broadbase EPM suite of applications provides specific business functions with actionable analysis to improve customer targeting, acquisition, conversion and retention. Our solutions can be deployed in less than 30 days, allowing our customers to quickly capture revenue benefits and achieve rapid return on investment. In addition, Broadbase EPM requires fewer resources to implement, support and adapt than competing, services-based alternatives. To date we have licensed our solutions to over 80 customers, including both traditional "bricks and mortar" and Internet-only companies such as Eastman Kodak, Fidelity Investments, Hewlett-Packard, InsWeb, Mercata, The Sharper Image and United Airlines.

     We believe that our solutions enable e-businesses to build profitable, long lasting and individualized customer relationships, unleashing the potential of real-time Internet interactions, while also increasing the power of traditional customer channels.

     We incorporated in California in November 1995 under the name BroadBase Information Systems, Inc., and plan to reincorporate in Delaware as Broadbase Software, Inc. prior to this offering. Our address is 172 Constitution Drive, Menlo Park, California 94025, and our telephone number is (650) 614-8300.

                                  THE OFFERING

Common stock offered by
Broadbase..........................                   shares

Common stock to be outstanding
after this offering................                   shares

Use of proceeds....................    General corporate purposes, including
                                       working capital. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol.............................    BBSW

     The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on May 31, 1999 and assumes the conversion into common stock of all our preferred stock and convertible debentures outstanding on that date. It includes 2,189,681 shares issuable on conversion of shares of our preferred stock that we issued after May 31, 1999, but excludes 2,065,468 shares subject to outstanding options and warrants as of May 31, 1999 at a weighted-average exercise price of $0.55 per share and 201,635 additional shares available for issuance under our stock plans.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     PERIOD FROM          YEARS ENDED         THREE MONTHS
                                  NOVEMBER 28, 1995       DECEMBER 31,       ENDED MARCH 31,
                                   (INCEPTION) TO      ------------------   -----------------
                                  DECEMBER 31, 1996     1997       1998      1998      1999
                                 -------------------   -------   --------   -------   -------
STATEMENT OF OPERATIONS DATA:
Net revenue....................        $    --         $    --   $  3,439   $   482   $ 1,486
Gross margin...................             --              --      2,472       272       835
Loss from operations...........         (1,273)         (5,575)   (11,452)   (2,346)   (4,428)
Net loss.......................        $(1,272)        $(5,487)  $(11,343)  $(2,353)  $(4,575)
Basic and diluted net loss per
  share........................        $ (4.30)        $ (6.19)  $  (8.85)  $ (2.27)  $ (2.69)
Weighted-average common
  shares -- basic and
  diluted......................            296             887      1,281     1,038     1,703
Pro forma basic and diluted net
  loss per share...............                                  $  (1.51)            $ (0.49)
Pro forma weighted-average
  common shares -- basic and
  diluted......................                                     7,535               9,315

                                                                   MARCH 31, 1999
                                                         -----------------------------------
                                                                                  PRO FORMA
                                                         ACTUAL     PRO FORMA    AS ADJUSTED
                                                         -------    ---------    -----------
BALANCE SHEET DATA
Cash and cash equivalents..............................  $10,855     $10,855
Working capital........................................    5,039       5,039
Total assets...........................................   14,557      14,557
Long-term debt and capital lease obligations, net of
  current portion......................................    9,177         927
Stockholders' equity (net capital deficiency)..........  $(2,408)    $ 5,842

     The pro forma balance sheet data summarized above gives effect to the conversion of all our preferred stock and convertible debentures outstanding as of March 31, 1999 into common stock upon the completion of this offering, but does not give effect to the issuance or conversion of preferred stock and convertible debentures issued after March 31, 1999. See Notes 3, 5 and 9 of Notes to Consolidated Financial Statements. The pro forma as-adjusted balance sheet data summarized above reflects the receipt of the net proceeds from the
sale of                shares of common stock offered by Broadbase at an assumed
initial public offering price of $          per share after deducting the
estimated underwriting discounts and commissions and offering expenses.

     Unless otherwise indicated, all information in this prospectus:

     - assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering;

     - gives effect to a Delaware reincorporation to be implemented prior to completion of this offering; and

     - gives effect to the conversion of all our preferred stock and convertible debentures into common stock upon completion of this offering.

Broadbase and Broadbase EPM are trademarks of Broadbase. This prospectus also contains trademarks and trade names of other companies.

                                  RISK FACTORS

     Before you invest in our common stock, you should become aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. The risks set out below may not be exhaustive.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED

     We are still in the early stages of our development. Our revenue and income potential is unproven and depends on emerging, rapidly changing markets and on acceptance of products that we have only recently introduced. We incorporated in November 1995, and from that date through December 1997 were in the development stage, conducting research and developing our initial products. In the first quarter of 1998, we began licensing our first product, EPM/ Foundation, which was designed to enable organizations to build and manage datamarts to analyze their customer information. In the third quarter of 1998, we began licensing Broadbase EPM applications designed to operate with EPM/Foundation to provide analysis for customer relationship management. In May 1999, we introduced Broadbase EPM applications designed for Internet sales channels, Internet marketing and other customer-centric e-business applications. We also released new versions of existing Broadbase EPM applications in May 1999. Because our operating history is limited and our product offerings are evolving, it is difficult to evaluate our business and our future prospects.

OUR GROWTH DEPENDS ON MARKET ACCEPTANCE OF OUR RECENTLY INTRODUCED BROADBASE EPM APPLICATIONS DESIGNED FOR INTERNET-BASED SYSTEMS

     We first introduced Broadbase EPM applications designed for Internet-based systems in May 1999. We expect that our future growth will depend significantly on revenue from licenses of these Broadbase EPM applications and related services, which is subject to significant risks. These new applications are our first products specifically designed for the emerging e-business market. To date, two customers have licensed these e-business applications. Through the first quarter of 1999, we obtained substantially all of our license revenue from licenses of our EPM/ Foundation product. There are significant risks inherent in the introduction of new products like our new e-business applications. Market acceptance of these new applications will depend on the growth of the market for e-business solutions. This growth may not occur. We also cannot be certain that our new e-business applications will meet customer performance expectations. If they do not meet customer expectations or the market for these products fails to develop or develops more slowly than we expect, our business would be harmed.

WE EXPECT OUR QUARTERLY REVENUE AND OPERATING RESULTS TO FLUCTUATE

     Our revenue and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - the demand for our products, particularly our recently-introduced Broadbase EPM applications;

     - the size and timing of customer orders for our products and services;

     - the timing of introductions of new and enhanced products and services by us and our competitors;

     - increased expenses for sales and marketing, product development and administration;

     - changes in our rapidly evolving market;

     - changes in the mix of products and services we provide;

     - changes in the mix of our domestic and international sales;

     - seasonal fluctuations in demand for our products due to customers' purchasing cycles and other factors; and

     - changes in general economic and market conditions.

Accordingly, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful.

OUR OPERATING EXPENSES ARE INCREASING AND WE WOULD NOT BE ABLE TO REDUCE THEM QUICKLY

     We plan to significantly increase our operating expenses as we expand our sales, marketing, research and development, professional services, customer support and administrative groups. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. As a result, we would not be able to reduce spending quickly if our revenue is lower than we had projected. Our ability to accurately forecast our quarterly revenue is limited because of our limited operating history, the rapidly evolving nature of our market and the sales cycle for our products, which can be long and unpredictable. If our revenue falls below our expectations in any quarter, or if we increase our spending ahead of our revenue growth, our operating results would be lower than expected.

THE UNPREDICTABLE TIMING OF OUR SALES AND IMPLEMENTATION CYCLE MAKES IT DIFFICULT TO FORECAST OUR OPERATING RESULTS

     Our products can have a long and unpredictable sales cycle that contributes to the uncertainty of our future operating results. Potential customers often require time to weigh the costs and benefits of our products compared to those of in-house development and integration efforts. As a result, our sales cycle has typically ranged from approximately two to four months, although it can take longer. Our products can also have an unpredictable implementation cycle.

     In a typical application license transaction, our professional services group connects our product to the customer's systems and data sources. Upon completion of that connection, no significant obligations remain with respect to implementation, and we recognize the revenue related to that license. As a result, we typically do not recognize the license revenue from an application license until one to three months after the sale is completed. The actual connection process can often be completed in one or two weeks. However, the timing of the commencement and completion of this connection process is subject to factors that may be beyond our control, as this process requires access to the customer's facilities and coordination with the customer's personnel after delivery of the software. Uncertainty as to when this connection can be completed makes it more difficult to forecast our operating results and can result in significant variability in our period to period results.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE MAY NOT ACHIEVE PROFITABILITY

     We incurred net losses and losses from operations for each period from our inception through the first quarter of 1999. As of March 31, 1999, we had an accumulated deficit of approximately $22.7 million. We have not achieved profitability and we expect to continue to incur losses for the foreseeable future. We expect to incur increasing sales and marketing, research and development and general and administrative expenses. As a result, we will need to significantly increase our revenue to achieve profitability. While our revenue has grown significantly in 1999, our growth may not continue at the current rate or at all.

TO BE SUCCESSFUL, WE MUST ATTRACT, TRAIN AND RETAIN ADDITIONAL QUALIFIED
PERSONNEL

     Our success depends on our ability to attract, train and retain qualified, experienced employees. There is substantial competition for experienced management, engineering, sales and marketing personnel, particularly in the market segments in which we compete. If we are unable to retain our existing key personnel, or to attract, train and retain additional qualified personnel, we may experience inadequate levels of staffing to develop and sell our products and perform services for our customers.

     We believe that our success will depend on the continued services of our senior management team and other key personnel. The loss of any of our senior management team could harm our business. Certain key members of our senior management team joined us only recently and have had a limited time to work together. We cannot assure you that they will be able to work effectively together to manage our growth and continuing operations. Our Executive Vice President of Applications and Engineering joined Broadbase in December 1998, our Executive Vice President of Sales joined Broadbase in May 1999, and we are currently seeking to hire a Vice President of Marketing. If we are unable to hire a qualified Vice President of Marketing or expand our sales and marketing organizations in a timely manner, our growth could be limited. See "Management" for more information regarding our management personnel.

IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND INCREASE REVENUE, WE NEED TO EXPAND OUR SALES CAPABILITIES

     We sell our products primarily through our direct sales force. We must significantly expand our direct sales operations to increase market awareness of our products and increase revenue. We cannot be certain that we will be successful in these efforts. Our products and services require sophisticated sales efforts. As a result, our ability to increase our direct sales operation will depend on our ability to recruit, train and retain top sales people with advanced sales skills and technical knowledge. There is a shortage of sales personnel with these qualifications, and competition for qualified personnel is intense in our industry.

     Prior to 1999, our sales force sold our EPM/Foundation product and applications designed to provide analysis for customer relationship management. The skills required to sell these products differ in many respects from the skills required to sell applications designed for Internet-based systems. Accordingly, the introduction of our new e-business applications has required us to hire new sales personnel with these skills and train existing personnel to sell these new applications. As a result, most of our current direct sales force has been with us for a relatively short period. New sales personnel require training and take time to achieve full productivity. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, our business could be harmed.

IF OUR RELATIONSHIPS WITH CHANNEL PARTNERS ARE NOT SUCCESSFUL OR IF WE CANNOT RECRUIT ADDITIONAL CHANNEL PARTNERS, OUR GROWTH MAY BE LIMITED

     We rely on relationships with a variety of channel partners who generate leads and, in some cases, resell our products. If we cannot maintain successful relationships with our channel partners or cannot recruit additional channel partners, we may have difficulty expanding the sales of our products. Our channel partners include e-business and enterprise application vendors, systems integrators and distributors located in the United States, Japan and the Netherlands. Sales through indirect distribution channels accounted for approximately 28.7% of our total revenue for 1998 and 52.0% for the three months ended March 31, 1999. Indus, which integrates our EPM/Foundation into certain of its enterprise solutions for the energy and utility industries, accounted for 18.4% of our total revenue in 1998, and 11.5% in the first quarter of 1999. All of our sales in Japan have been made through distributors. In addition to our sales through indirect distribution channels, a substantial portion of our direct sales depend on leads generated by vendors of e-business and enterprise applications that work with our products. Our relationships with our channel partners are generally informal, or are governed by agreements that can be terminated by them with little or no prior notice.

     Our channel partners may promote products of several different companies, including, in some cases, products that compete with our products. These channel partners may not devote adequate resources to selling our products. We may not be able to maintain these relationships and attract additional channel partners that will be qualified to provide timely and cost-effective customer support and service. See "Business -- Strategic Relationships" for a description of our channel partners.

IF WE FAIL TO ADEQUATELY EXPAND OUR PROFESSIONAL SERVICES GROUP, OUR ABILITY TO ASSIST OUR CUSTOMERS WITH THE IMPLEMENTATION OF OUR PRODUCTS COULD BE HARMED

     We may not be able to attract or retain a sufficient number of highly qualified professional services personnel. Businesses that license our software typically engage our professional services organization to assist with support, training, consulting and initial implementation of our products. We believe that growth in our product sales depends on our ability to provide our customers with these services and to educate third-party systems integrators in the use of our products. As a result, we plan to increase the number of professional services personnel to meet these needs. New professional services personnel will require training and take time to reach full productivity. In addition, competition for qualified professional services personnel with the appropriate knowledge is intense. We are in a new market and there is a limited number of people who have the necessary skills. To meet our customers' needs for professional services, we may also need to use more costly third-party consultants to supplement our own professional services group. In addition, we could experience delays in recognizing revenue if our professional services group falls behind schedule in connecting our products to customers' systems and data sources.

WE MAY BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS AND ENHANCEMENTS

     If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to attract new customers. For example, we are developing new applications as well as new versions of a number of our existing applications, which are scheduled for release in the second half of 1999. We may not be successful in developing and marketing these applications and new versions, or other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they may not achieve market acceptance. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products.

CHANGES IN TECHNOLOGY AND OPERATING SYSTEM STANDARDS MAY IMPEDE MARKET ACCEPTANCE OF OUR PRODUCTS

     Rapidly changing technology and operating system standards may impede market acceptance of our products. Our new applications have been designed based upon currently prevailing Internet technology. If new Internet technologies emerge that are incompatible with Broadbase EPM, our key products may become obsolete and our existing and potential customers may seek alternatives to our products. We may not be able to quickly adapt our products to any new Internet technology.

     Additionally, we have designed our products to work with databases such as Oracle and Microsoft SQL Server. Any changes to those databases could require us to modify our products, and could cause us to delay releasing future products and enhancements. Furthermore, software adapters are necessary to integrate our products with other systems and data sources used by our customers. We must develop and update these adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our products.

     Our products currently run only on the Windows NT operating system. Any change to this operating system could require us to modify our products and could cause us to delay product releases. Our ability to increase sales of our products will depend on the continued acceptance of the Windows NT operating system. If potential customers do not want to use the Windows NT operating system, we will need to develop products that run on other operating systems such as UNIX.

     The development of these new products would require us to commit a substantial investment of resources, and we may not be able to successfully develop or introduce such products on a timely or cost-effective basis, or at all, which could lead potential customers to choose alternatives to our products.

WE FACE INTENSE COMPETITION WHICH COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS

     Our market is intensely competitive. Our customers' requirements and the technology available to satisfy those requirements are continually changing. We expect competition to persist and intensify in the future. Our competitors vary in size and in the scope and breadth of products and services offered. We have three primary sources of competition:

     - providers of consulting services-based analysis solutions, such as Epiphany;

     - vendors of point solutions that provide website analysis, such as Accrue, Andromedia and Net Perceptions; and

     - in-house development efforts by potential customers using traditional or generic decision support tools.

     In addition, we face potential competition from vendors of other enterprise applications as they expand the functionality of their product offerings, including decision support, customer relationship management, enterprise resource planning and database applications. Accordingly, it is possible that new competitors may emerge and acquire our market share. Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that they could leverage, thereby gaining market share to our detriment. They may be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms than we can. Our competitors may develop products that are superior to ours or that achieve greater market acceptance. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products to address customer needs. We also expect that competition will increase as a result of industry consolidation.

     Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business would be seriously harmed.

OUR PROPRIETARY TECHNOLOGY MAY BE SUBJECTED TO INFRINGEMENT CLAIMS OR MAY BE INFRINGED UPON BY OTHERS

     Our intellectual property is important to our business. Third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights. We have no patents, although patents may become increasingly important in software and e-business applications. Unauthorized use or misappropriation of our intellectual property could seriously harm our business.

     We could also be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive offerings. These claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay substantial damage awards and to develop non-infringing technology, obtain licenses or cease selling the applications that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain licenses on commercially reasonable terms, if at all.

FAILURE TO LICENSE NECESSARY THIRD PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS MAY CAUSE DELAYS OR REDUCTIONS IN OUR SALES

     We rely on software that we have licensed from Brio Technology to perform certain reporting and information delivery functions of Broadbase EPM. Our license agreement with Brio terminates in June 2000. We also rely on software we have licensed from Intersolv for connecting our products to relational databases. Our license agreement with Intersolv terminates in December 2000. In addition, we rely on technology we license from Microsoft, including Microsoft Site Server and Microsoft Internet Information Server. These licenses may not continue to be available to us on commercially reasonable terms or at all. The loss of any of these licenses could result in delays or reductions of shipments of our products until equivalent software is identified, licensed and integrated or developed by us. If customers require the features provided by a technology when licenses for that technology are not available, customers may delay or decline to purchase our products. In the future, we may need to license other third party technologies to enhance our products, meet evolving customer needs or adapt to changing technology standards. In addition, we may fail to successfully integrate licensed technology into our products, which could similarly delay or harm product development and market acceptance.

SOFTWARE DEFECTS COULD LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS

     Our software products are internally complex and may contain defects, especially when they are first introduced or when new versions are released. We test our products extensively prior to releasing them. However, in the past we have discovered software errors in some of our products after their introduction. Despite extensive testing, we may not be able to detect and correct errors in products or releases before commencing commercial shipments, which may result in loss of revenue or delays in market acceptance. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, all domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any significant product liability claims to date, we may encounter such claims in the future. Product liability claims brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

WE MAY ENCOUNTER BARRIERS TO INTERNATIONAL EXPANSION, WHICH COULD LIMIT OUR FUTURE GROWTH

     We intend to expand our international operations, but we may face significant barriers to this expansion. Our failure to manage our international operations effectively could limit the future growth of our business. International sales represented approximately 5.1% of our total revenue for the year ended December 31, 1998 and 31.5% of our total revenue in the first quarter of 1999, substantially all of which consisted of sales of EPM/Foundation to customers in Japan. We conduct our international sales primarily through direct sales offices in Germany, the Netherlands and the United Kingdom, and through distributors in Japan. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Localizing our products for foreign markets is difficult and may take longer than we anticipate. We may experience difficulties in recruiting and training international staff. We currently have limited experience in developing local versions of our products, as well as marketing, selling and supporting our products and services overseas.

     We also face certain other risks inherent in conducting business internationally, such as:

     - difficulties and costs of staffing and managing international operations;

     - language and cultural differences;

     - difficulties in collecting accounts receivable and longer collection periods;

     - seasonal business activity in certain parts of the world;

     - fluctuations in currency exchange rates;

     - legal and governmental regulatory requirements;

     - trade barriers; and

     - potentially adverse tax consequences.

Any of these factors could seriously harm our international operations and, consequently, our business.

     To date, a majority of our international revenue and costs have been denominated in foreign currencies. We have not engaged in any foreign exchange hedging transactions, and we are therefore subject to foreign currency risk.

WE NEED TO EXPAND OUR MANAGEMENT SYSTEMS AND CONTROLS TO SUPPORT OUR ANTICIPATED GROWTH

     We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Our total number of full-time employees grew from 41 at December 31, 1997 to 94 at May 31, 1999, and we anticipate further significant increases in the number of our employees. Our growth has placed significant demands on management as well as on our administrative, operational and financial resources and controls. We expect our future growth to cause similar, and perhaps increased, strain on our systems and controls. In particular, we need to substantially upgrade our enterprise resource planning systems, including accounting and order entry. We also will need to institute new systems such as human resource management and time and billing systems. If we cannot effectively establish and improve our processes we may not be able to manage our growth successfully or sustain and manage the growth rates we have experienced in the past.

POTENTIAL YEAR 2000 PROBLEMS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY REDUCE OUR FUTURE SALES

     Many currently installed computer systems and software products electronically store dates using only the last two digits of the calendar year. As a result, these systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause system failures or erroneous results. Year 2000 problems could subject us to liability claims and disrupt our operations and customers' purchasing patterns, any of which could harm our business. Our products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems that we cannot adequately evaluate for year 2000 compliance. In addition, technology developed by others and incorporated in our products could have year 2000 problems. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. Defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability we have for year 2000-related damages, including consequential damages, could be expensive. In addition, we may experience reduced sales of products as customers and potential customers put a priority on correcting year 2000 problems and therefore defer purchases of our products. Accordingly, demand for our products may be particularly volatile and unpredictable for the remainder of 1999 and early 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness" for more information about our potential year 2000 problems and the measures that we have taken to address these problems.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We expect our net proceeds from this offering, cash on hand, cash equivalents, credit facilities and proceeds from our recent preferred stock financing to meet our working capital and capital expenditure needs for at least the next 12 months. We may need to raise additional funds, and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise necessary additional funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of our future capital requirements.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH IN THE USE OF THE INTERNET FOR
BUSINESS

     Our future success depends heavily on the increased acceptance and use of the Internet for business. Although the Internet is experiencing rapid growth in the number of users and traffic, this growth is a recent phenomenon and may not continue. Furthermore, despite this growth in usage, the use of the Internet for business transactions is relatively new. If use of the Internet for business does not continue to increase or increases more slowly than expected, our business would be seriously harmed. Consumers and businesses may reject the Internet as a viable commercial medium, or be slow to adopt it, for a number of reasons, including potentially inadequate network infrastructure, slow development of enabling technologies, concerns about the security of transactions and confidential information and insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased governmental regulation, could cause the Internet to lose its viability as a commercial medium. If these or any other factors cause use of the Internet for business to slow or decline, our business would be harmed. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our products to changing or emerging technologies.

INCREASING GOVERNMENTAL REGULATION OF THE INTERNET COULD LIMIT THE MARKET FOR OUR PRODUCTS

     As Internet commerce continues to evolve, federal, state and foreign governments may adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. In addition, existing laws could be applied to the Internet, including consumer privacy laws. Legislation or application of existing laws could expose companies involved in electronic commerce, or e-commerce, to increased liability, which could limit the growth of e-commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws and regulations could limit the market for our products.

GOVERNMENT REGULATION OF THE COLLECTION AND USE OF PERSONAL DATA COULD REDUCE DEMAND FOR OUR PRODUCTS

     Our products work with Internet applications that enable businesses to capture and use information about their customers. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data on the Internet, and that limits the transfer of personally-identifiable data to countries that do not impose equivalent restrictions. In the United States, the Children's Online Privacy Protection Act was enacted in October 1998. This legislation directs the Federal Trade Commission to regulate the collection of data from children on commercial websites. In addition, the Federal Trade Commission has begun investigations into the privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the Internet applications with which our products operate, and could restrict the use of our products in some e-commerce applications. This could reduce demand for our products.

OUR STOCK PRICE MAY BE VOLATILE WHICH COULD LEAD TO LOSSES BY INVESTORS AND TO SECURITIES LITIGATION

     Our common stock has never been sold in a public market. An active trading market for our common stock may not develop or be sustained after completion of this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. See "Underwriting." The initial public offering price may not be indicative of the prices that will prevail in the public market after this offering, and the market price of the common stock could fall below the initial public offering price.

     The value of your investment in Broadbase could decline due to the impact of any of the following factors upon the market price of our common stock:

     - variations in our actual and anticipated operating results;

     - changes in our earnings estimates by analysts;

     - our failure to meet analysts' performance expectations; and

     - lack of liquidity.

     In addition, the stock market has experienced extreme price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. These fluctuations have often been unrelated to the operating performance of such companies. Fluctuations such as these may affect the market price of our common stock. Substantial sales of our common stock after this offering could also cause our stock price to decline. As a result, investors may not be able to resell their shares at or above the initial public offering price.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.

OUR OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS WILL HAVE SIGNIFICANT CONTROL OVER US

     Our executive officers, directors and major stockholders will beneficially
own an aggregate of approximately      % of our outstanding common stock
following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions, even if other stockholders disagree. See "Principal Stockholders" for information regarding the shares beneficially owned by our executive officers, directors and major stockholders.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY AND DIMINISH THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK

     Provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock" for a description of these provisions.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING, AND OUR INVESTMENT OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN

     Our management has broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Pending any such uses, we plan to invest the net proceeds of this offering in investment-grade, interest-bearing securities. These investments may not yield a favorable return.

OUR STOCK PRICE COULD BE AFFECTED BY SHARES OF OUR COMMON STOCK BECOMING ELIGIBLE FOR PUBLIC SALE IN THE FUTURE

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Based upon the number of our shares outstanding as of May 31, 1999, upon completion of this offering, we will have outstanding shares of common stock, assuming no exercise of outstanding options or warrants
after May 31, 1999. Of these shares, the           shares sold in this offering
will be freely tradable,         additional shares of common stock will be
available for sale in the public market 180 days after the date of this
prospectus, and           more shares will become available for sale in the
public market on subsequent dates.

     After this offering, the holders of approximately      million shares of
common stock, which represent      % of our outstanding stock after completion
of this offering, will be entitled to certain rights to have the resale of their shares registered under the Securities Act of 1933. If these holders cause a large number of securities to be registered and sold in the public market, such sales could result in a significant decline in the market price for our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                               AND INDUSTRY DATA

     We make many statements in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere that are forward-looking and are not based on historical facts. These statements relate to our future plans, objectives, expectations and intentions. We may identify these statements by the use of words such as "believe," "expect," "anticipate," "intend," "plan" and similar expressions. These forward-looking statements involve a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to place undue reliance on these statements.

     This prospectus contains estimates of market growth related to the Internet. These estimates have been included in studies published by Forrester Research, a market research firm. These estimates assume that certain events, trends and activities will occur. Forrester Research does not guarantee the accuracy or completeness of their information and estimates. We have not independently verified the information and assumptions on which these market growth estimates are based. If Forrester Research is wrong about any of their assumptions, then their market estimates may also be wrong.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the           shares of common
stock offered by us will be approximately $          , at an assumed initial
public offering price of $     per share and after deducting estimated
underwriting discounts and commissions and the estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds
will be approximately $          . We intend to use the net proceeds from this
offering primarily for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or services that are complementary to our business. We have no present plans or commitments and are not engaged in any negotiations with respect to any transactions of this type.

     We have not identified any specific uses for the net proceeds from this offering, and we will have discretion over their use and investment. Pending use of the net proceeds, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk
Factors -- We have broad discretion to use the proceeds from this offering, and our investment of these proceeds may not yield a favorable return."

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on shares of our capital stock. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the future. In addition, the terms of our credit facility with Silicon Valley Bank restrict our ability to pay cash dividends.

                                 CAPITALIZATION

     The following table shows:

     - our actual capitalization as of March 31, 1999;

     - our capitalization as of that date on a pro forma basis to give effect to the conversion of all preferred stock and convertible debentures outstanding at March 31, 1999 into common stock upon the closing of this offering; and

     - our pro forma capitalization as adjusted to reflect our receipt of the net proceeds from the sale of shares of common stock offered by us at an
       assumed initial public offering price of $          per share and after
       deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                                         MARCH 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Long-term liabilities, less current portion.................  $  9,177    $    927      $    927
Stockholders' equity (net capital deficiency):
  Preferred stock, no par value; 7,964,065 shares
     authorized, 6,474,277 shares issued and outstanding,
     actual; 7,964,065 shares authorized, no shares issued
     or outstanding, pro forma and as adjusted..............    18,575          --            --
  Common stock, no par value; 30,000,000 shares authorized,
     2,749,027 shares issued and outstanding, actual;
     30,000,000 shares authorized, 10,361,235 shares issued
     and outstanding, pro forma; 30,000,000 shares
     authorized,           shares issued and outstanding, as
     adjusted...............................................     8,358      35,183
  Deferred stock compensation...............................    (5,999)     (5,999)       (5,999)
  Notes receivable from stockholders........................      (637)       (637)         (637)
  Accumulated other comprehensive loss......................       (28)        (28)          (28)
  Accumulated deficit.......................................   (22,677)    (22,677)      (22,677)
                                                              --------    --------      --------
     Total stockholders' equity (net capital deficiency)....    (2,408)      5,842
                                                              --------    --------      --------
          Total capitalization..............................  $  6,769    $  6,769      $
                                                              ========    ========      ========

     The outstanding share information shown in the table above excludes:

     - 36,764 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 1999, at a weighted-average per share exercise price of $2.34;

     - 1,667,183 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 1999, at a weighted-average per share exercise price of $0.50;

     - 672,790 shares of common stock available for future grant under our 1996 Equity Incentive Plan as of March 31, 1999;

     - 3,500,000 shares of common stock to be initially available for future grant under our 1999 Equity Incentive Plan;

     - 500,000 shares of common stock to be initially available for issuance under our 1999 Employee Stock Purchase Plan;

     - $1,275,000 principal amount of convertible debentures issued in April 1999 which are convertible into 175,862 shares of common stock upon the closing of this offering, at the option of the holder or of Broadbase; and

     - 2,189,681 shares of preferred stock issued in June 1999 which are automatically convertible into common stock upon the closing of this offering.

     See "Management -- Employee Benefit Plans" and Notes 5 and 9 of Notes to Consolidated Financial Statements for a description of our stock plans.

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 1999 was $5.8 million, or $0.56 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by 10,361,235 shares of common stock outstanding as of March 31, 1999 after giving effect to the conversion of all outstanding shares of preferred stock and convertible debentures into shares of common stock upon completion of this offering. After giving effect to the receipt of the net
proceeds from the sale of           shares of our common stock at an assumed
initial public offering price of $ per share and after deducting estimated underwriting discounts and commissions and the estimated offering expenses, our pro forma net tangible book value as of March 31, 1999 would have been
approximately $          million, or $     per share. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing stockholders and an immediate dilution of $ per share to new investors purchasing shares at the initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share as of
     March 31, 1999.........................................  $0.56
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after
  offering..................................................
Dilution per share to new investors.........................           $

     The following table summarizes, as of March 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and the estimated offering expenses:

                              SHARES PURCHASED        TOTAL CONSIDERATION
                            ---------------------    ----------------------    AVERAGE PRICE
                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                            ----------    -------    -----------    -------    -------------
Existing stockholders.....  10,361,235          %    $27,126,000          %        $2.62
New investors.............
                            ----------     -----     -----------     -----         -----
  Total...................                 100.0%                    100.0%
                            ==========     =====     ===========     =====         =====

     The above discussion and tables assume no exercise of any stock options or warrants outstanding as of March 31, 1999 and do not reflect the issuance of convertible debentures and preferred stock after March 31, 1999. As of March 31, 1999, there were options and warrants outstanding to purchase a total of 1,703,947 shares of our common stock with a weighted-average exercise price of $0.54 per share. If any of these options or warrants are exercised, there will be further dilution to new public investors. Please see "Capitalization," "Management -- Employee Benefit Plans" and Notes 5 and 9 of Notes to Financial Statements for more information about these options and warrants and our stock plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this prospectus. The consolidated statement of operations data for the period from November 28, 1995 (inception) to December 31, 1996 and each of the two years ended December 31, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from our consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated balance sheet data as of March 31, 1999 and the consolidated statement of operations data for the three months ended March 31, 1998 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our financial position and results of operations for those periods. Historical results are not necessarily indicative of future results. The pro forma consolidated balance sheet data as of March 31, 1999 is unaudited and reflects the assumed conversion of all outstanding shares of preferred stock and convertible debentures into common stock upon the completion of this offering.

                                                      PERIOD FROM         YEARS ENDED       THREE MONTHS ENDED
                                                   NOVEMBER 28, 1995      DECEMBER 31,          MARCH 31,
                                                    (INCEPTION) TO     ------------------   ------------------
                                                   DECEMBER 31, 1996    1997       1998      1998       1999
                                                   -----------------   -------   --------   -------    -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue:
  License.........................................      $    --        $    --   $  2,996   $   482    $ 1,126
  Maintenance and professional services...........           --             --        443        --        360
                                                        -------        -------   --------   -------    -------
         Total net revenue........................           --             --      3,439       482      1,486
Cost of revenue:
  License.........................................           --             --        713       210        260
  Maintenance and professional services...........           --             --        254        --        391
                                                        -------        -------   --------   -------    -------
         Total cost of revenue....................           --             --        967       210        651
                                                        -------        -------   --------   -------    -------
Gross margin......................................           --             --      2,472       272        835
Operating expenses:
  Sales and marketing.............................          130          2,851      7,888     1,595      2,656
  Research and development........................          928          1,980      3,738       742      1,188
  General and administrative......................          215            744      1,165       219        494
  Amortization of deferred stock compensation.....           --             --      1,133        62        925
                                                        -------        -------   --------   -------    -------
         Total operating expenses.................        1,273          5,575     13,924     2,618      5,263
                                                        -------        -------   --------   -------    -------
Loss from operations..............................       (1,273)        (5,575)   (11,452)   (2,346)    (4,428)
Interest income...................................           30            154        335        53        113
Interest expense..................................          (29)           (66)      (226)      (60)      (260)
                                                        -------        -------   --------   -------    -------
Net loss..........................................      $(1,272)       $(5,487)  $(11,343)  $(2,353)   $(4,575)
                                                        =======        =======   ========   =======    =======
Basic and diluted net loss per share..............      $ (4.30)       $ (6.19)  $  (8.85)  $ (2.27)   $ (2.69)
                                                        =======        =======   ========   =======    =======
Weighted-average shares used in computing basic
  and diluted net loss per share..................          296            887      1,281     1,038      1,703
                                                        =======        =======   ========   =======    =======
Pro forma basic and diluted
  net loss per share..............................                               $  (1.51)             $ (0.49)
                                                                                 ========              =======
Weighted-average shares used in computing pro
  forma basic and diluted net loss per share......                                  7,535                9,315
                                                                                 ========              =======

                                                                DECEMBER 31,          MARCH 31, 1999
                                                              -----------------    --------------------
                                                               1997      1998      ACTUAL     PRO FORMA
                                                              ------    -------    -------    ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $1,153    $13,990    $10,855     $10,855
Working capital.............................................      61      8,801      5,039       5,039
Total assets................................................   2,113     17,173     14,557      14,557
Long-term debt and capital lease obligations, net of current
  portion...................................................     916      9,360      9,177         927
Stockholders' equity (net capital deficiency)...............     (75)     1,226     (2,408)      5,842

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain consolidated statement of operations data for each of the five quarters ended March 31, 1999, including such amounts expressed as a percentage of total net revenue. This quarterly information is unaudited, but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair representation of the information for the periods presented. This statement of operations data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                                      THREE MONTHS ENDED
                                               ----------------------------------------------------------------
                                               MARCH 31,    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                 1998         1998         1998            1998         1999
                                               ---------    --------   -------------   ------------   ---------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenue:
  License....................................   $   482     $   867       $   888        $   759       $ 1,126
  Maintenance and professional services......        --          98           104            241           360
                                                -------     -------       -------        -------       -------
         Total net revenue...................       482         965           992          1,000         1,486
Cost of revenue:
  License....................................       210         156           180            167           260
  Maintenance and professional services......        --          83            84             87           391
                                                -------     -------       -------        -------       -------
         Total cost of revenue...............       210         239           264            254           651
                                                -------     -------       -------        -------       -------
Gross margin.................................       272         726           728            746           835
Operating expenses:
  Sales and marketing........................     1,595       2,046         1,975          2,272         2,656
  Research and development...................       742         923         1,030          1,043         1,188
  General and administrative.................       219         303           315            328           494
  Amortization of deferred stock
    compensation.............................        62         266           374            431           925
                                                -------     -------       -------        -------       -------
         Total operating expenses............     2,618       3,538         3,694          4,074         5,263
                                                -------     -------       -------        -------       -------
Loss from operations.........................    (2,346)     (2,812)       (2,966)        (3,328)       (4,428)
Interest income..............................        53         105            94             83           113
Interest expense.............................       (60)        (40)          (47)           (79)         (260)
                                                -------     -------       -------        -------       -------
Net loss.....................................   $(2,353)    $(2,747)      $(2,919)       $(3,324)      $(4,575)
                                                =======     =======       =======        =======       =======

                                                                      THREE MONTHS ENDED
                                               ----------------------------------------------------------------
                                               MARCH 31,    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                 1998         1998         1998            1998         1999
                                               ---------    --------   -------------   ------------   ---------
PERCENT OF TOTAL NET REVENUE
Net revenue:
  License....................................     100.0%       89.8%         89.5%          75.9%         75.8%
  Maintenance and professional services......        --        10.2          10.5           24.1          24.2
                                                -------     -------       -------        -------       -------
         Total net revenue...................     100.0       100.0         100.0          100.0         100.0
Cost of revenue:
  License....................................      43.6        16.2          18.1           16.7          17.5
  Maintenance and professional services......        --         8.6           8.5            8.7          26.3
                                                -------     -------       -------        -------       -------
         Total cost of revenue...............      43.6        24.8          26.6           25.4          43.8
                                                -------     -------       -------        -------       -------
Gross margin.................................      56.4        75.2          73.4           74.6          56.2
Operating expenses:
  Sales and marketing........................     330.9       212.0         199.1          227.2         178.7
  Research and development...................     153.9        95.6         103.8          104.3          79.9
  General and administrative.................      45.4        31.4          31.8           32.8          33.2
  Amortization of deferred stock
    compensation.............................      12.9        27.6          37.7           43.1          62.2
                                                -------     -------       -------        -------       -------
         Total operating expenses............     543.1       366.6         372.4          407.4         354.0
                                                -------     -------       -------        -------       -------
Loss from operations.........................    (486.7)     (291.4)       (299.0)        (332.8)       (297.8)
Interest income..............................      11.0        10.9           9.5            8.3           7.6
Interest expense.............................     (12.5)       (4.1)         (4.7)          (7.9)        (17.5)
                                                -------     -------       -------        -------       -------
Net loss.....................................    (488.2)%    (284.6)%      (294.2)%       (332.4)%      (307.7)%
                                                =======     =======       =======        =======       =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Broadbase is a leading provider of customer-centric analytic solutions that enable businesses to maximize customer value across Internet and traditional business channels. We incorporated in November 1995 and from that date through December 1997 were in the development stage, conducting research and developing our initial products. In the first quarter of 1998, we began licensing our first product, EPM/Foundation, which was designed to enable organizations to build and manage datamarts for their customer information. In the third quarter of 1998, we began licensing Broadbase/EPM applications designed to operate with EPM/ Foundation to provide analysis for customer relationship management. In May 1999 we expanded our Broadbase/EPM suite by introducing new applications designed for Internet sales channels, Internet marketing and other customer-centric e-business applications, as well as new versions of our existing applications. As a result, substantially all of our license revenue through the first quarter of 1999 has been derived from licenses of EPM/Foundation. Throughout these periods, we expanded our organization by hiring personnel in key areas, particularly marketing, sales and research and development. We have grown from a total of 41 full-time employees at December 31, 1997 to 75 full-time employees at December 31, 1998 and 94 full-time employees at May 31, 1999, and we intend to continue to increase our number of employees throughout 1999.

     Our revenue comes principally from licenses of our software products, with the balance coming from maintenance and professional services. We adopted the provisions of Statement of Position ("SOP") No. 97-2 Software Revenue Recognition, as amended by SOP No. 98-4, Deferral of the Effective Date of Certain Provisions of SOP No. 97-2. Under SOP No. 97-2 we recognize license revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant company obligations with regard to installation or implementation of the software remain, the fee is fixed or determinable and collectibility is probable. In a typical application license transaction, our professional services group connects our product to the customer's systems and data sources. Upon completion of that connection, no significant obligations remain with respect to implementation, and we recognize the revenue related to that license. As a result, we typically do not recognize the license revenue from an application license until one to three months after the sale is completed. The actual connection process can often be completed in one or two weeks. However, the timing of the commencement and completion of this process is subject to factors that may be beyond our control, as this process requires access to the customer's facilities and coordination with the customer's personnel following delivery of the software. License revenue generated by distributors and other distribution partners is recognized upon receipt of a reseller report of sale and our shipment of the licensed software. Maintenance and support revenue associated with new product licenses and maintenance revenue resulting from renewed maintenance contracts are deferred and recognized ratably over the contract period. Professional services revenue is recognized when services are performed.

     Currently, businesses that license our products generally license one or more Broadbase EPM applications, together with EPM/Foundation and adapters to interface with the customers' existing data sources. Customers generally receive a license to use our products for a specified number of servers and named concurrent users. After the initial license, they may purchase licenses for additional servers and users as needed. In addition, customers often purchase professional services from us, including training services, although they may use other consulting organizations. Customers that license our products also usually purchase maintenance contracts, which provide software upgrades and technical support over a stated term, typically 12 months.

     We sell our products through our direct sales force and through indirect distribution channels. Direct sales are made by our direct sales force in North America, Germany, the United Kingdom and the Netherlands. Our indirect distribution channels include software application vendors, resellers and distributors located in the United States, Japan and the Netherlands. Sales through indirect distribution channels accounted for approximately 28.7% of our total revenue for 1998 and 52.0% for the three months ended March 31, 1999. Although a significant portion of our revenue to date has been generated by our indirect distribution channels, we intend to continue increasing the size of our direct sales force, both in the United States and internationally.

     Revenue from customers outside North America represented 5.1% of our total revenue for 1998 and 31.5% for the three months ended March 31, 1999. A majority of our international revenue is derived from sales of our products by our distributors in Japan. We intend to continue to expand our international operations and commit significant management time and financial resources to developing our direct and indirect international sales channels. International revenue may not, however, increase as a percentage of total revenue.

     We have experienced substantial net losses since our inception due to the significant costs incurred to develop our technology and products and to recruit and train personnel for our engineering, sales, marketing, professional services and administration departments. As of March 31, 1999, we had an accumulated deficit of $22.7 million. We expect to continue to incur substantial operating losses for the foreseeable future.

RESULTS OF OPERATIONS

  NET REVENUE

     License. We began licensing our products in the first quarter of 1998. License revenue increased from $482,000 in the first quarter of 1998 to $1.1 million in the first quarter of 1999, representing an increase of 133.6%. This increase in license revenue is attributable to increases in the number of licenses sold, reflecting the results of the expansion of our direct sales force and our indirect distribution channels. We intend to continue to expand both these channels. In addition, we expect the average size of our revenue per license to increase as a result of our licensing Broadbase EPM applications as well as EPM/Foundation.

     Our license revenue decreased from the third quarter of 1998 to the fourth quarter of 1998, as we transitioned to a direct sales force with the specific skills required to sell our new Broadbase EPM applications for customer relationship management.

     During 1998, we invested in developing our direct and indirect distribution channels as well as our maintenance and professional services groups. The result of these efforts is reflected in the 48.4% increase in license revenue between the fourth quarter of 1998 and the first quarter of 1999 and the steadily increasing revenue from maintenance and professional services from the second quarter of 1998 through the first quarter of 1999.

     Maintenance and professional services. Maintenance revenue is recognized on a straight-line basis over the period support is provided, usually one year. We first began recognizing maintenance revenue in the second quarter of 1998 for maintenance contracts sold at the end of the first quarter of 1998. Professional services revenue is recognized as the services are performed. Professional services revenue was first recognized in the second quarter of 1998. Maintenance and professional services revenue was $443,000 in 1998 and $360,000 in the first quarter of 1999.

  COST OF REVENUE

     Cost of licenses. The cost of licenses consists primarily of royalties paid to third parties and the cost of product manuals, media, packaging and shipping. The cost of licenses increased from $210,000 in the first quarter of 1998 to $260,000 in the first quarter of 1999 primarily as a result of increased license revenue. Our cost of licenses has varied significantly from quarter to quarter. These variations are due primarily to changes in the mix of products sold, since our products require payment of royalties to third parties at differing rates.

     Cost of maintenance and professional services. The cost of maintenance and professional services consists primarily of personnel costs associated with providing maintenance and support services, consulting services and training services. We began incurring costs associated with maintenance and support in the second quarter of 1998 when support periods for our customers began. The increase in cost of maintenance and professional services between 1998 and the first quarter of 1999 was due to the hiring, in December 1998, of a vice president of professional services and four additional professional services personnel. We plan to continue expanding our professional services group and, accordingly, expect the dollar amount of our cost of maintenance and professional services to increase.

     Sales and marketing. Sales and marketing expenses consist primarily of salaries, benefits, bonuses, commission, travel and promotional expenses and the facilities cost for the various domestic and international field sales offices. Sales and marketing expenses increased from $2.9 million in 1997 to $7.9 million in 1998 and from $1.6 million in the first quarter of 1998 to $2.7 million in the first quarter of 1999. The increase in sales and marketing expenses resulted primarily from higher salary, recruiting, benefits, travel and facilities costs associated with the hiring of additional sales and marketing personnel and the expansion of our international sales organization. Full time sales and marketing personnel grew from 23 at March 31, 1998 to 30 at March 31, 1999. We plan to continue expanding our sales and marketing organization, and expect our sales and marketing expense to increase.

     Research and development. Research and development expenses consist primarily of salaries for development personnel and related costs associated with the development of new products, the enhancement of existing products, localization, quality assurance and testing. Research and development expenses increased from $2.0 million in 1997 to $3.7 million in 1998 and from $742,000 in the first quarter of 1998 to $1.2 million in the first quarter of 1999. The increases in research and development expenses were due to the hiring of additional personnel and to other expenses associated with the development and localization of new products. Full time research and development personnel grew from 19 at March 31, 1998 to 27 at March 31, 1999. We plan to continue expanding our research and development organization, and expect our research and development expense to increase.

     General and administrative. General and administrative expenses consist primarily of salaries of executive, financial, human resource and information services personnel as well as outside professional fees. General and administrative expenses increased from $744,000 in 1997 to $1.2 million in 1998 and from $219,000 in the first quarter of 1998 to $494,000 in the first quarter of 1999. The increases in general and administrative expenses were primarily due to increased staffing required to support our expanded operations in the United States and abroad and, to a lesser extent, increased costs of outside professional services and costs to implement additional management information systems. Our full time general and administrative personnel grew from eight at March 31, 1998 to 11 at March 31, 1999.

     Deferred compensation. We recorded deferred compensation of approximately $3.5 million in 1998, representing the difference between the exercise prices of options granted to acquire 876,110 shares of common stock during 1998 and the deemed fair value for financial reporting purposes of our common stock on the grant dates. We amortized deferred compensation expense of approximately $1.1 million during 1998. This compensation expense relates to options awarded to individuals in all operating expense categories. Total deferred compensation at December 31, 1998 of approximately $2.3 million is being amortized on a graded vesting method over the vesting periods of the options. In addition, we granted options to purchase common stock in the first quarter of 1999 for which we recorded additional deferred compensation of approximately $4.6 million which will be amortized on a graded vesting method over the vesting periods of the options. The amortization of deferred compensation recorded through March 31, 1999 will be approximately $3.7 million for 1999, $1.9 million for 2000, $1.0 million for 2001 and $390,000 for 2002.

     Interest income. Interest income consists of interest earned on our cash and cash equivalents. Interest income from inception to December 31, 1997 was $184,000, representing interest earned on the cash proceeds of our Series A and Series B preferred stock financings. Interest income increased to $335,000 in 1998 due to the investment of the proceeds of our Series C preferred stock financing.

     Interest expense. Interest expense consists primarily of interest on our notes payable, bank line of credit and convertible debentures. Interest expense from inception to December 31, 1998 was due to interest payments on our notes payable. The increase in interest expense in the first quarter of 1999 was primarily due to interest payments on $8.3 million in debt financing secured in December 1998.

     Income taxes. There was no federal income tax provision in any period presented due to our net operating losses. We had deferred tax assets of approximately $2.9 million as of December 31, 1997 and $6.5 million as of December 31, 1998. Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 1997 and 1998, has been established to reflect these uncertainties. Our deferred tax assets primarily relate to net operating loss and tax credit carryforwards. As of December 31, 1998, we had federal net operating loss carryforwards of approximately $15.4 million and state net operating loss carryforwards of approximately $10.7 million. We also had federal and state research and development tax credit carryforwards of approximately $300,000 and $200,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have funded our operations primarily through the sale of equity securities, with net proceeds of $18.6 million, sales of convertible debentures, with net proceeds of $8.3 million, and bank borrowings. As of March 31, 1999, we had $10.9 million in cash and cash equivalents and $5.0 million in working capital.

     Net cash used in operating activities was $4.8 million in 1997 and $6.1 million in 1998. Net cash used in operating activities was $2.8 million in the three months ended March 31, 1999. The increase in use of cash from operating activities in 1998 compared to 1997 was due primarily to our net loss in 1998, offset in part by a $3.3 million increase in deferred revenue and a $1.6 million increase in accrued expenses. The increase in deferred revenue consisted primarily of prepayments of licenses from Japanese distributors and prepayment of maintenance.

     Our investing activities used cash of $661,000 in 1997, $1.4 million in 1998 and $205,000 in the first three months of 1999. Net cash used in investing activities in these periods was primarily the result of capital expenditures for computer and communications equipment, purchased software, office equipment, furniture, fixtures and leasehold improvements.

     Our financing activities provided cash of $1.1 million in 1997 and $20.4 million in 1998. In 1997, financing activities provided cash primarily from issuance of $1.0 million of long-term debt. In 1998, financing activities provided cash of $11.9 million from the issuance of preferred stock, $8.3 million from the issuance of convertible debentures and $1.0 million from borrowings under our bank credit facility. This was offset in part by long-term debt repayment of $380,000 and a $400,000 loan to an officer and stockholder in exchange for a non-recourse promissory note which is secured by common stock of Broadbase held by the officer. For the first quarter of 1999, our financing activities used cash of $178,000 due primarily to the repayment of long-term debt.

     In July 1998, we entered into a loan and security agreement with Silicon Valley Bank, providing a line of credit of up to $2.0 million and an equipment line of credit of up to $1.0 million. Any borrowings under the line of credit bear interest at the bank's prime lending rate, and any borrowings under the equipment line of credit bear interest at the bank's prime lending rate plus 0.5%. Borrowings under this agreement are secured by certain assets of Broadbase. As of March 31, 1999, no borrowings were outstanding and $2.0 million was available for borrowing under the line of credit, and $944,000 was outstanding under the equipment line of credit. Borrowings under the equipment line of credit are due in 36 equal monthly installments of principal, plus accrued interest, beginning in January 1999 and ending in December 2001. The agreement contains covenants requiring that we satisfy certain financial ratios and maintain a minimum tangible net worth. The agreement also prohibits us from paying cash dividends. As of December 31, 1998 and March 31, 1999, we were in compliance with these covenants.

     On June 30, 1999, we received proceeds of $19,989,326 from our issuance of 2,189,681 shares of our Series E preferred stock. We believe that with the net proceeds from this offering, existing cash and cash equivalents and the proceeds generated from this Series E preferred stock financing, we will have sufficient cash and cash equivalents to meet our working capital and capital expenditure requirements for at least the next 12 months. We may, however, need to raise additional funds, and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. If we cannot raise necessary additional funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

     We are exposed to market risk from changes in interest rates on borrowings under our revolving line of credit and equipment line of credit that bear interest at a variable rate based on a prime rate. As of March 31, 1999, no borrowings were outstanding under our revolving line of credit and $944,000 was outstanding under the equipment line of credit.

     We have no derivative financial instruments in our cash and cash equivalents. We invest our cash and cash equivalents in investment grade, highly liquid investments, consisting of money market instruments and bank certificates of deposit. We anticipate investing our net proceeds from this offering in similar investment grade and highly liquid investments pending their use as described in this prospectus.

     We are exposed to market risk from fluctuations in foreign currency exchange rates. We manage exposure to variability in foreign currency exchange rates primarily through the use of natural hedges, as both liabilities and assets are denominated in the local currency. However, different durations in our funding obligations and assets may expose us to the risk of foreign exchange rate fluctuations. We have not entered into any derivative instrument transactions to manage this risk. Based on our overall foreign currency rate exposure at March 31, 1999, we do not believe that a hypothetical 10% change in foreign currency rates would materially adversely affect our financial position.

YEAR 2000 READINESS

     Many currently installed computer systems and software products electronically store dates using only the last two digits of the calendar year. As a result, these systems may not be able to distinguish whether "00" means 1900 or 2000, which may cause system failures or erroneous results. This problem is generally referred to as the "year 2000 issue."

     State of readiness. We have completed our assessment of the potential overall impact of the impending century change on our business. Based on our current assessment, we believe the current versions of our software products are year 2000 compliant. By year 2000 compliant, we mean that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of our software products or the ability of our products to correctly create, store, process and output information of data involving dates, provided that all other products, such as hardware and software used with our products are also year 2000 compliant. However, our products are generally integrated into, and process data extracted from, other enterprise systems involving sophisticated hardware and complex software products that we cannot adequately evaluate for year 2000 compliance. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system even if our products are otherwise year 2000 compliant.

     Utilizing a combination of third-party consultants and our information systems department personnel, we have completed an assessment of our internal management information systems and other computer systems' readiness for year 2000 issues. As part of this effort, we have communicated with the external vendors that supply us with our software and information systems and with our significant suppliers to determine their products' and organization's year 2000 compliance.

     The results of these readiness assessment initiatives indicate that the majority of our internal information systems are currently year 2000 compliant and that all of our significant vendors' information systems are also year 2000 compliant. For those internal information systems identified as not year 2000 compliant, we have obtained or are in the process of obtaining the necessary compliance upgrades. We plan to implement the necessary upgrades to these systems by September 30, 1999.

     Costs. To date, costs directly associated with our year 2000 compliance efforts have not been material. These costs include fees paid to an external consulting firm assisting us with our year 2000 readiness assessment initiatives and expenses associated with our salaried employees who have devoted some of their time to our year 2000 assessment and remediation efforts, and have not been material. We do not expect the total cost of year 2000 problems to be material to our business. However, during the months prior to the century change, we will continue to evaluate new versions of our software products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire, to determine whether they are year 2000 compliant. Despite our current assessment, we may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could seriously harm our business. We currently have no contingency plans to address the risks associated with unremediated year 2000 problems.

     Risks. We are not currently aware of any year 2000 compliance problems relating to our products that would seriously harm our business. We may discover year 2000 compliance problems in our products that will require substantial revision and could subject us to liability claims. Our products operate in complex network environments and directly or indirectly interact with a number of other hardware and software systems that we cannot adequately evaluate for year 2000 compliance. In addition, technology developed by others and incorporated in our products could have year 2000 problems. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system even if our products are otherwise year 2000 compliant. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenue, increased operating costs, the loss of customers and other business interruptions, any of which could seriously harm our business. Moreover, our failure to adequately address year 2000 compliance issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be year 2000 compliant. The failure of these entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing websites.

     Although we have not been a party to any litigation or arbitration proceeding involving our products related to year 2000 compliance issues, we may in the future be required to defend our products or services in these proceedings, or to negotiate resolutions of claims based on year 2000 issues. Defending and resolving year 2000-related disputes, regardless of the merits of these disputes, and any liability we have for year 2000-related damages, including consequential damages, could be expensive and could seriously harm our business.

     We may experience reduced sales of products as customers and potential customers put a priority on correcting year 2000 problems and therefore defer purchases of our products. Accordingly, demand for our products may be particularly volatile and unpredictable for the remainder of 1999 and early 2000. To the extent year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business would be seriously harmed.

     Contingency plan. As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. The results of our year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans we adopt.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires companies to capitalize certain qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. Broadbase was required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 did not have a material impact on Broadbase's consolidated financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 was effective beginning on January 1, 1999 and requires that start-up costs capitalized prior to January 1, 1999, be written off, and any future start-up costs be expensed as incurred. The adoption of SOP 98-5 did not have a material impact on Broadbase's consolidated financial position, results of operations or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standards Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Broadbase will be required to adopt FAS 133 for its year ending December 31, 2001. However, because Broadbase does not utilize derivative financial instruments, it does not believe the impact of FAS 133 will be material to its consolidated financial position, results of operations or cash flows.

                                    BUSINESS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements.

     Broadbase is a leading provider of customer-centric analytic solutions that enable businesses to maximize customer value across Internet and traditional business channels. Our Broadbase EPM software creates a comprehensive understanding of the customer lifecycle by integrating and analyzing numerous points of customer interaction, from Internet-based systems, front and back office applications and demographic data sources. Using Broadbase EPM, businesses can translate this analysis into specific actions, such as targeting profitable customers, identifying cross-sell opportunities and personalizing customer interactions. By integrating, analyzing and acting on valuable customer information, our solutions enable businesses to build long lasting and profitable customer relationships.

INDUSTRY BACKGROUND

     The recent emergence and acceptance of the Internet as a medium for commerce is fundamentally changing the way companies communicate, obtain information, purchase goods and transact business with their customers. The Internet offers a number of compelling benefits that are driving increasing numbers of businesses online, including opportunities to increase revenue, reduce operating costs and improve customer retention. As a result, the Internet has become an important new channel for both traditional "bricks and mortar" and Internet-only businesses to interact with and market and sell to customers. Both types of companies are adapting many traditional business functions to specifically leverage the Internet, defining a new category of enterprise called the e-business. Forrester Research estimates that the number of large companies using the Internet as a channel for e-commerce will increase from 20% in 1998 to 92% in 2002. Across companies of all sizes, Forrester Research estimates that online business-to-business and business-to-consumer transactions will grow from $170 billion in 1999 to over $1.4 trillion in 2003.

     This rise of the Internet as a primary business channel has created a highly competitive environment with low barriers to entry for new competitors and insignificant switching costs for customers. Because customers have a growing number of easily accessible choices both on and off the Internet, e-businesses face a constant battle for customer loyalty. For example, travelers, once limited to traditional travel agents, can now also choose among numerous online providers at the click of a mouse. In this rapid paced Internet environment, existing enterprise applications that automate processes and reduce costs are no longer sufficient to build long lasting and profitable customer relationships. In order to create these relationships, e-businesses must target, convert and retain customers by differentiating their products and services to meet each customer's individual requirements.

  PROLIFERATION OF CUSTOMER TOUCH POINTS

     As a result of this competitive environment, enterprises need to develop customer-centric business models founded on a comprehensive understanding of individual customer relationships. Traditionally, businesses have managed these relationships by functional departments, such as marketing, sales and customer support, and customer information has been isolated within these departments. In contrast, e-businesses must integrate customer information across functional departments to maximize the value of the entire customer lifecycle, from initial identification through retention. E-businesses need to analyze and act on customer information gathered from all channels, including direct sales organizations, storefronts, catalogs and websites. By using real-time and historic customer intelligence to personalize business

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

relationships, successful e-businesses can maximize loyalty and profitability throughout the customer lifecycle.

     With the emergence of the Internet as a primary business channel, the number of points of customer interaction, or touch points, has increased dramatically. Internet sales systems, online customer service solutions, website logs and e-mail management systems have multiplied the massive amounts of customer interaction data already generated by conventional front office solutions such as sales force automation systems, telesales and customer support call centers, marketing automation systems, and customer and field service applications. In addition, traditional back office enterprise solutions such as billing, manufacturing and human resource systems capture large volumes of important customer and operational data. This increase in data sources makes the challenge of integrating and analyzing the information generated throughout the customer lifecycle more difficult. The sheer volume and variety of customer data creates a competitive opportunity for businesses that can effectively integrate, analyze and act on this information.

  NEED FOR COMPREHENSIVE E-BUSINESS ANALYTIC SOLUTIONS

     Traditionally, businesses tried to analyze this valuable data by piecing together generic technologies and point tools such as data extraction tools to access data, online analytical processing, or OLAP, tools to analyze and model data, data mining technologies to identify patterns in data and report generators to present the information. These approaches typically require significant custom programming, take a long time to build and are very difficult and costly to maintain. Because these patchwork systems are inflexible and costly to maintain, they are poorly suited to the ever-changing business and technology requirements of e-businesses.

     Moreover, patchwork systems and point tools cannot provide e-businesses with a comprehensive understanding of the customer's entire lifecycle. Instead, they generally offer limited analysis based on a single element of a customer's interaction with a business, focusing on a single channel, customer touch point or period of time. For example, today's website monitoring tools completely ignore historical customer activity across other channels, such as call centers or traditional storefronts. As a result, these tools would not indicate that a customer used the Internet to gather information about a product, purchased the product at a physical store and later contacted customer support.

     Finally, patchwork systems and point tools do not enable e-businesses to act quickly on data generated by customer interactions. These tools were not designed for specific functions such as e-commerce or customer service, or their unique underlying business processes. Because the data and reports generated by point tools cannot be quickly translated into concrete actions, they cannot unleash one of the most powerful potentials of e-business -- the ability to personalize customer interactions and differentiate product offerings in real time.

     Both multi-channel "bricks and mortar" and Internet-only businesses require solutions that integrate, analyze and act on information from all customer touch points. These analytic solutions must create a comprehensive view of the customer lifecycle by integrating data from e-commerce and Internet-based systems, front office customer relationship management applications, back office applications and external information sources. They also must provide business users in different functional areas with packaged applications that analyze this data using best practices, business logic and guided decision-making capabilities. Finally, e-businesses require solutions that enable them to move quickly from analysis to action, enhancing customer relationships both online and offline.

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

OUR SOLUTION

     Broadbase is a leading provider of customer-centric analytic solutions that enable businesses to maximize customer value across Internet and traditional business channels. Our Broadbase EPM, or E-Business Performance Management, offering consists of two components -- the EPM/Foundation platform and the Broadbase EPM suite of analytic applications. EPM/Foundation is a robust and extensible platform that integrates and analyzes customer interactions and operational data from multiple sources. The Broadbase EPM suite of packaged applications is designed for the specific and changing analytic needs of decision makers in e-commerce, online publishing and advertising, marketing, sales and customer service functions. Our solutions enable businesses to proactively target customer segments, personalize marketing promotions and campaigns, differentiate product and service offerings and leverage operational resources, resulting in more loyal and profitable customers.

     We believe our solutions represent an innovative and comprehensive approach to analyzing and optimizing e-business customer interactions by providing the following benefits:

  UNDERSTAND THE ENTIRE CUSTOMER LIFECYCLE

     Broadbase EPM provides an open, adaptive and scalable architecture that assimilates numerous interactions from all channels and touch points throughout the entire customer lifecycle. EPM/Foundation transforms, cleanses and loads large volumes of customer and operational data, such as previous purchases, responses to promotions and service requests. The Broadbase EPM applications then use this integrated information to deliver function-specific analysis.

  IMPROVE CUSTOMER ACQUISITION, CONVERSION AND RETENTION RATES

     E-businesses deploying our solutions leverage analysis of the entire customer lifecycle to more effectively target, personalize and differentiate all aspects of online and offline customer interactions -- moving beyond the simple automation of customer transactions. For instance, businesses use our solutions to increase customer acquisition by targeting higher value customers, improve conversion rates by personalizing web content and advertising, and enhance customer retention by streamlining customer service bottlenecks. In doing so, our solutions enable e-businesses to more effectively use both the Internet and traditional business channels to build profitable, long-lasting customer relationships.

  IDENTIFY AND TARGET MOST PROFITABLE CUSTOMERS

     Broadbase EPM enables e-businesses to identify their most profitable customers and to tailor promotions and marketing campaigns, sales efforts, product offerings and customer service based on individual buying habits and demographics. In doing so, our solution allows companies to maintain and enhance the value of their most profitable customers as well as to increase the profitability of lower performing customer segments.

  RESPOND RAPIDLY TO OPPORTUNITIES AND RISKS

     Broadbase EPM allows business decision makers to respond rapidly and effectively to new opportunities and risks by providing timely, actionable intelligence, best practice metrics and suggested actions. These capabilities help close the loop between a customer interaction and the business response. Examples of closed-loop actions include utilizing prior customer behavior to recommend cross-sell opportunities or personalize web content. In addition, our solutions

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

incorporate business logic to monitor performance, identify exceptions and alert users of key events such as ineffective promotions or service backlogs.

  ACHIEVE FAST RETURN ON INVESTMENT THROUGH RAPID IMPLEMENTATION

     Because Broadbase EPM can be deployed in less than 30 days, businesses can quickly realize the increased revenue resulting from personalized customer interactions. In addition, our packaged adapters for integration with Internet and enterprise systems, and our pre-built applications, support rapid implementation with a lower investment than applications developed in-house.

  REDUCE TOTAL COST OF OWNERSHIP

     Broadbase EPM requires fewer resources than the development and implementation of alternatives such as in-house patchwork systems and consulting services-based approaches. In addition, our easy-to-use applications are specifically designed for business decision makers, minimizing training and support costs. Finally, businesses can easily adapt and extend our open modular solutions to meet their changing business and technical requirements with minimal additional investment.

CASE STUDIES

  MERCATA

     Mercata is a web-based retailer that offers an online group buying system through which groups of buyers exercise volume purchasing power and drive prices lower. To be successful as its e-commerce activity increases, Mercata must analyze and optimize content, promotions and specific group purchases, as well as improve customer targeting.

     Mercata has licensed Broadbase EPM to analyze the traffic and buying habits of its users, leveraging the seamless integration between Broadbase and BroadVision, which is Mercata's e-commerce system. By analyzing their users' habits, Mercata can discover trends and patterns, such as how often consumers make offers and how much they raise their offers. In addition, Broadbase EPM will analyze the optimal product mix, price and length of each group purchase. With this information, Mercata can then close the loop to customize and personalize its content to attract new users and retain current ones. In addition, Broadbase will enable Mercata to understand and determine the growing purchasing leverage of Mercata's e-consumer community. Mercata also plans to use Broadbase EPM to integrate with and analyze data from Mercata's customer service call center, its PeopleSoft enterprise resource planning system and its Kana e-mail management system.

  PLYMOUTH ROCK

     The Plymouth Rock Company is a leading provider of property, casualty and auto insurance in New England. Since the state of Massachusetts sets automobile insurance rates and mandates insurers cannot deny coverage to any driver, Plymouth faces the challenge of providing coverage to high risk drivers while minimizing costs and claims.

     Plymouth selected Broadbase EPM to reduce insurance claim expenses. By generating an enterprise-wide, customer-centric view of Plymouth's lines of business, and by analyzing factors that contribute to reduced claims expenses, Plymouth can target low risk customers. In addition, Plymouth is incorporating low risk sales as a compensation criterion for its agents, and will automate this process by closing the loop between Broadbase EPM and its payroll

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

applications. Broadbase EPM currently serves more than 100 internal business users and over 150 external insurance agents.

OUR STRATEGY

     Our objective is to be the leading provider of customer-centric e-business solutions. To achieve this objective, we have adopted the following strategies:

  EXTEND PRODUCT LEADERSHIP IN THE E-BUSINESS ANALYTIC SOLUTIONS MARKET

     Our underlying architecture enables rapid development of new products and enhancements. We will continue to invest significantly in research and development to maintain and extend our product and technology leadership. We utilize a customer-driven development cycle, focused on identifying current and future e-business requirements, through frequent customer meetings and customer programs. We also work closely with our application, technology and system integration partners to identify other opportunities to extend our product leadership.

  TARGET MULTI-CHANNEL COMPANIES AND INTERNET-ONLY BUSINESSES

     We believe that both traditional multi-channel companies and emerging, Internet-only businesses need our integrated e-business solutions. We also believe that both categories of businesses will continue to invest heavily in e-business solutions, such as those offered by Broadbase, in order to differentiate their product and service offerings, leverage the Internet as a primary business channel and develop lasting relationships with their customers. Accordingly, we will continue to target both multi-channel companies and Internet-only businesses.

  LEVERAGE STRATEGIC PARTNERSHIPS

     We believe a strong network of business partners will broaden our product adoption, market presence and ability to deliver complete solutions to our customers. We enhance the value of our application vendor partners' products by allowing their customers to access, analyze and act upon the data within these products. We plan to continue to invest in jointly integrating, marketing and selling our solutions and services with our partners. We plan to form new relationships with additional e-commerce software vendors whose customers require e-business analysis. We also intend to continue to build relationships with major systems integrators and consulting service providers.

  EXPAND PROFESSIONAL SERVICES CAPABILITIES

     We believe that our professional services group is important for ensuring customer success and driving increased sales. Our professional services group assists businesses in developing innovative ways to implement our solution, leading to increased product adoption. We plan to continue to expand our professional services group.

  EXTEND OUR GLOBAL PRESENCE

     We believe that there will continue to be significant international opportunities for our solution. We currently have offices in Germany, Japan, the Netherlands and the United Kingdom, and distributors in Japan. We plan to continue to invest in our sales infrastructure in order to support a growing global sales force in both the United States and in international markets, particularly Asia-Pacific and Europe.

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

BROADBASE PRODUCTS AND SERVICES

  OVERVIEW OF BROADBASE EPM

     Broadbase EPM is an integrated e-business solution that consists of two components, the EPM/Foundation platform and the Broadbase EPM suite of analytic applications.

     The primary characteristics of Broadbase EPM are:

     Data integration across multiple systems. Broadbase EPM works with and connects to leading e-commerce systems provided by vendors such as Allaire, BroadVision, InterWorld, Microsoft, Open Market and Vignette. In addition, our solution works with and connects to leading customer interaction systems such as those offered by Clarify, Siebel and Vantive; back office systems such as those offered by Baan, Oracle, PeopleSoft and SAP; custom and legacy applications; external data providers such as Acxiom and Dun & Bradstreet; and leading enterprise data warehouses. Our solutions enable businesses to integrate and analyze data from multiple customer touch points.

     Application-specific data models. Each Broadbase EPM application features its own specific and pre-built data model that captures the key business metrics required for robust analysis. Our data models enable dynamic and interactive analysis along several parameters, such as time, sales channel or user location in the website. Our data models are also easily customized to support an e-business' unique application requirements.

     Application-specific logic. Broadbase EPM features packaged analysis, business views, metrics and reports specific to each application. In addition, each application offers guided decisionmaking for specific business processes, which enables users to identify key risks and opportunities and consider suggested actions. Applications can be readily customized by e-businesses to best address their specific needs.

     User-friendly browser-based interface. Our easy-to-use browser-based interface enables business users to take full advantage of Broadbase EPM from any computer, in any location and with minimal training. Our intuitive interface guides all business users through the e-business analysis process, while providing sophisticated users with more robust functionality.

                             [INSERT GRAPHICS HERE]

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

 BROADBASE EPM APPLICATIONS

     Each Broadbase EPM application is designed specifically for critical e-business functions. The Broadbase EPM applications are:

  -------------------------------------------------------------------------------------------------

           BROADBASE EPM
            APPLICATION                                    DESCRIPTION
  -------------------------------------------------------------------------------------------------
   EPM/Customer Service            - Analyzes service costs and case queues
                                   - Measures workforce readiness and service level management
                                   - Prioritizes support cases and optimizes resource
                                   allocation
  -------------------------------
   EPM/Sales                       - Measures profitability and bookings, billings and backlog
                                   - Analyzes sales leads, pipeline, forecasting accuracy and competitive wins/losses
                                   - Evaluates sales representative and channel productivity
  -------------------------------
   EPM/E-Marketing                 - Recommends cross-sell and up-sell opportunities
                                   - Analyzes return on investment of campaigns and promotions
                                   - Profiles customers and generates lists for campaign
                                   management
  -------------------------------
   EPM/E-Commerce                  - Analyzes customer purchasing behavior and online shopping processes
                                   - Quantifies e-commerce performance, including shop-to-buy conversion rates, channel profitability and order
                                     fulfillment
                                   - Measures commerce website metrics and key session activity
  -------------------------------
   EPM/E-Content                   - Analyzes the performance of website content and online
                                     advertising
                                   - Evaluates content location and identifies impact of
                                   content changes
                                   - Measures content website metrics and key session activity
  -------------------------------
   EPM/E-Personalization           - Analyzes business rules for personalization of web
                                   content, product and service offerings
                                   - Features personalization engine that creates content
                                   personalization rules based on usage patterns, user
                                     interests and demographics (not included in current
                                     version; anticipated in next release)
                                   - Also provides closed-loop input of rules into e-commerce systems, such as BroadVision (not included in current
                                     version; anticipated in next release)
  -------------------------------
   EPM/E-Knowledge                 - Analyzes the usage of intranet and extranet-based
                                   corporate information and documents (not yet released)
  -------------------------------

     EPM/Customer Service, EPM/Sales and EPM/E-Marketing were first released in July 1998, and the most recent versions of each were released in May 1999. EPM/E-Commerce, EPM/E-Content and EPM/E-Personalization were first released in May 1999. EPM/E-Knowledge and a new version of EPM/E-Personalization are anticipated to be released in the second half of 1999. Actual features and release dates for new applications and versions could differ materially from those projected as a result of a variety of factors, some or all of which may be beyond our control. See "Risk Factors --

We may be unable to attract new customers if we do not develop new products and enhancements."

 EPM/FOUNDATION

     Broadbase EPM applications are delivered on top of EPM/Foundation, a comprehensive analytic application platform. EPM/Foundation has the following features:

     Adapters for internal and external enterprise systems. EPM/Foundation features adaptive and robust data extraction, transformation and load, or ETL, capabilities that extract and transform data from key data sources and load that data into Broadbase EPM. The ETL layer includes adapters for integration with key enterprise systems and sources. Using adapters, EPM/Foundation integrates with:

     - e-commerce systems such as those offered by BroadVision, InterWorld, Kana, Microsoft, Open Market and Vignette;

     - customer interaction systems such as those developed by Aurum, Baan, Clarify, Onyx, Oracle, Pivotal, Rubric, Saratoga, Scopus, Siebel and Vantive;

     - enterprise resource planning applications such as those offered by Baan, JD Edwards, Oracle, PeopleSoft and SAP;

     - custom, legacy and homegrown applications and systems;

     - demographic and other data from external providers such as Acxiom and Dun & Bradstreet; and

     - leading enterprise data warehouses such as those offered by IBM, Informix/Red Brick, NCR, Oracle and Sybase.

The ETL layer also provides businesses with the flexibility to integrate other data sources and systems as their requirements change.

     Open, scalable architecture. EPM/Foundation runs on leading relational databases, such as Microsoft SQL Server and Oracle. EPM/Foundation is composed of industry standard SQL and Java components and utilizes the Microsoft Data Warehouse Framework, including SQL Server's OLAP Services and the Microsoft Metadata Repository. Our applications operate on Windows NT and access data stored on both Windows NT and UNIX platforms.

     Application server and analytic engine. EPM/Foundation features a powerful analytic engine, with capabilities including hybrid OLAP, data mining, statistical analysis and ad hoc analysis. In addition, EPM/Foundation contains an extendable library of reusable application components, such as profitability calculations, that facilitate the management and customization of analytic applications.

     Information delivery. EPM/Foundation supports a completely Internet-based, publish-and-subscribe information delivery model with unified log-in and role-based security. In addition, alerts and triggers can be set to automatically deliver information only when and where needed.

     Integrated graphical application management. EPM/Foundation features an integrated graphical metadata-driven management environment for end-to-end system administration and management of both EPM/Foundation and the Broadbase EPM applications.

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

  SERVICE OFFERINGS

     Our professional services group helps businesses define, design and rapidly implement e-business analysis solutions. Our customers benefit from the accumulated expertise of our professional services group including its experience in developing, deploying and implementing analytic applications, enterprise applications and data warehouses. In addition, our professional services group has built domain expertise in key functional areas including e-commerce, customer relationship management and direct marketing. Moreover, our professional services group has specific expertise in the systems with which our solution is integrated and assists in the development of our adapters. We generally charge for our services on a time and materials basis and provide them worldwide through offices in the United States, Europe and Japan. Our professional services include:

     - project planning and management;

     - system implementation;

     - software integration;

     - user training; and

     - ongoing customer support.

     The goals of our professional services group are to rapidly deliver solution value and meet the specific business needs of our customers. We will continue to work closely with our network of systems integration partners and expand our training capabilities both in the United States and internationally. We believe that our professional services group can assist businesses in developing innovative ways to implement our solutions, leading to increased product adoption.

  CUSTOMERS

     As of May 31, 1999, over 80 customers licensed our solutions, including:


FINANCIAL SERVICES               MANUFACTURING                    TECHNOLOGY
ADP                              Baxter Healthcare                Brio Technology
BankBoston                       Eastman Kodak                    DG Systems
CommerzBank                      Merle Norman Cosmetics           Hewlett-Packard
Fidelity Investments             Nike                             Inprise
Nat'l. Insurance Crime Bureau    Norgren                          Kana
Plymouth Rock                    Oakley                           Thomson Technology
PMA Group                        Rockwell Automation              TPC
Putnam Investments               Serfilco                         Vantive

INTERNET AND                     RETAIL                           ENERGY INDUSTRIES
COMMUNICATION SERVICES           Bradco Supply                    Chevron
GetSmart.com                     Catalog Marketing Svcs.          Idaho Power & Light
InsWeb                           Golden Books                     Los Alamos Nat'l. Lab
Mercata                          The Sharper Image                Omaha Public Power
NECX                             Travers Tools
NTT                              United Natural Foods             OTHER
Pointcast                                                         DSC Logistics
WebTV/Microsoft                                                   Harvard Pilgrim Healthcare
                                                                  United Airlines

     Hewlett-Packard represented 10% of our net revenue in 1998 and 14% in the first quarter of 1999.

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

STRATEGIC RELATIONSHIPS

     We establish strategic relationships to assist in the marketing, selling and implementation of our solutions, as well as to increase the interoperability of our solutions with our partners' complementary products. We have five types of strategic relationships:

  SYSTEM INTEGRATORS AND CONSULTING FIRMS

     To ensure the successful implementation of our solutions, we have established relationships with a number of leading system integrators and consulting firms. These firms implement our products, provide related business consulting, and often assist us in our sales process. In the United States, we have relationships with Andersen Consulting, Cambridge Technology Partners, Condor/DST, Ernst & Young, Renaissance Worldwide and Technology Solutions Company. In addition, we have relationships with Internet-focused professional services firms and regional system integrators.

  E-COMMERCE AND INTERNET SOFTWARE VENDORS

     To enhance our software, and to identify potential customers, we have formed relationships with leading vendors of e-commerce and Internet solutions, such as BroadVision and Kana. We jointly integrate, market and sell our complementary solutions with BroadVision. We have also been featured at BroadVision's user group meetings, internal sales meetings and on their website. We are engaged in joint marketing and integration of our solutions with Kana's e-mail management solution.

  FRONT AND BACK OFFICE SOFTWARE VENDORS

     To enable our solutions to integrate data from all customer touch points, and to target the installed customer base of these applications, we have formed relationships with leading enterprise applications vendors. Our strategic partnerships include Baan, Clarify, Genesys, ONYX, Rubric, Saratoga Systems and Vantive. These software vendors highlight Broadbase's applications in their sales cycle, at their user group meetings or on their websites. For each of these vendors, Broadbase provides adapters that enable integration between our complementary systems.

  TECHNOLOGY AND PLATFORM VENDORS

     To ensure that our products are based on industry standards and take advantage of new and emerging technologies, we have formed relationships with key technology and platform vendors. As part of our relationship with Microsoft, we have joined the Microsoft Data Warehouse Alliance and fully support the Microsoft Data Warehouse Framework, Windows NT, Internet Information Server and Office 2000.

  DEMOGRAPHIC DATA PROVIDERS

     To provide more effective customer and marketing analysis, our solutions allow businesses to integrate external demographic data with their customer data. We have entered into a joint marketing agreement with Acxiom and are integrating our products with Acxiom's products to enable our customers to access and analyze Acxiom's demographic data.

SALES AND MARKETING

     We sell our software through both our direct sales force and indirect sales channels. As of May 31, 1999, our sales group consisted of 36 professionals, in ten locations in the United States and in our offices in Germany, Japan, the Netherlands and the United Kingdom. Sales consultants work closely with our sales representatives to provide pre-sales technical support. We plan to expand our direct sales force significantly. Our corporate sales organization is responsible for collecting inbound leads, performing initial qualification and introducing each prospective customer to a direct sales representative. We sell to companies at the departmental level, targeting directors and executives in e-commerce, sales, marketing, customer service and information technology.

     Our indirect sales channel partners include Baan, Datamedica and Indus, which sell our products as part of an integrated solution with their own offerings. Indus selected EPM/Foundation as the platform on which to build its Indus Knowledge Warehouse solution, which it licenses to its customers in the utility and energy industries. Indus represented 18.4% of our revenue in 1998 and 11.5% of our revenue in the first quarter of 1999. Baan selected EPM/Foundation as the platform on which to build its Enterprise Decision Manager decision support suite. We also have distributors in Japan, which include Beacon Information Technology, Compaq Computer K.K., Oki Electric Industry, Sharp System Products and Teijin Systems Technology.

     We focus our marketing efforts on sales lead generation, sales support, creating market awareness of our solutions and establishing strategic partnerships. Our marketing activities include direct mail and e-mail campaigns, press relations and industry analyst briefings, speaking engagements, attendance at partners' user group meetings and industry trade shows, and participation in partners' sales and marketing programs.

RESEARCH AND DEVELOPMENT

     Our research and development organization is comprised of separate groups responsible for core product development, application development and product strategy and management. The core product development group is responsible for ongoing development of EPM/Foundation. Our application development group is responsible for developing new Broadbase EPM applications and enhancing existing applications. Our product strategy and management group is responsible for prioritizing customer requirements and defining the resources and timelines necessary to deliver products. Our current research and development efforts are focused on the development of additional applications and other enhancements that extend the e-business functionality of our solutions.

     Our research and development expenditures were $928,000 in the period from November 28, 1995 (inception) to December 31, 1996, $2.0 million in 1997, $3.7 million in 1998 and $1.2 million in the three months ended March 31, 1999. We expect that we will continue to commit significant resources to research and development in the future. The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing customer requirements. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. See "Risk Factors -- We may be unable to attract new customers if we do not develop new products and enhancements."

COMPETITION

     Our competitors vary in company size, and in the scope and breadth of their products and services. We have three primary sources of competition: providers of consulting services-based analysis solutions, such as Epiphany; vendors of point technologies that provide website analysis such as Accrue, Andromedia and Net Perceptions; and in-house development efforts by potential customers using traditional and generic decision support tools. In addition, we face potential competition from vendors of other enterprise applications as they expand the functionality of their product offerings. These vendors may include Oracle, SAP, Siebel and other vendors of customer relationship management, enterprise resource planning and database applications.

     Principal competitive factors include:

     - quality, breadth and depth of application offerings;

     - product robustness and extensibility;

     - openness of technology architecture;

     - ease of deployment and maintenance;

     - quality of services and customer support; and

     - price.

     Although we believe that our solutions compete favorably with respect to these factors, our market is new and rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors. See "Risk Factors -- We face intense competition which could make it difficult to acquire and retain customers."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. We have no patents. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software under signed license agreements, which impose restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. See "Risk
Factors -- Our proprietary technology may be subjected to infringement claims or may be infringed upon by others."

     We license technology from Brio to perform certain reporting and information delivery functions of Broadbase EPM. Our license agreement with Brio expires in June 2000. We license technology from Rule Quest Research Pty. Ltd. to provide some of the data mining functionality of our products. This license agreement expires in November 1999. This third-party software may not continue to be available on commercially reasonable terms, or continue to meet the requirements of existing and potential customers. See "Risk Factors -- Failure to license necessary third party software incorporated in our products may cause delays or reductions in our sales."

EMPLOYEES

     As of May 31, 1999, we had 94 full-time employees, including 39 in sales and marketing, 31 in research and development, 14 in administrative, six in professional services and four in customer support. Our future success will depend in part on our ability to attract, train, retain, integrate and motivate highly qualified sales, technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our services, product development, sales and marketing departments. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

     Our principal office occupies approximately 21,000 square feet in Menlo Park, California under a lease that expires on July 31, 2002. In addition, we also lease sales and support offices in the United States in the metropolitan areas of Atlanta, Chicago, Dallas, New York and Oakland, and internationally in the metropolitan areas of Amsterdam, Frankfurt, London and Tokyo.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows the name, age and position of each of our executive officers and directors as of the date of this prospectus.

               NAME                 AGE                            POSITION
               ----                 ---                            --------
Mark Kremer.......................  43     President, Chief Executive Officer and Chairman of the
                                           Board of Directors
Chuck Bay.........................  42     Chief Financial Officer, General Counsel, Executive Vice
                                           President of Business Development and Corporate
                                           Secretary
Thomas Doyle......................  49     Executive Vice President of Sales
Brian Kelly.......................  34     Executive Vice President of Applications and Engineering
Kevin Harvey......................  35     Director
Paul Levy.........................  43     Director
Nancy Schoendorf..................  44     Director

     MARK KREMER is the founder of Broadbase and has served as President, Chief Executive Officer and Chairman of the Board of Directors of Broadbase since its inception in November 1995. From January 1994 to November 1995, Mr. Kremer served as a Director of Product Development for Oracle Corporation, a software company. Mr. Kremer holds a B.S. degree in computer engineering from the Technion Israel Institute of Technology.

     CHUCK BAY joined Broadbase in January 1998 and currently serves as Chief Financial Officer, General Counsel, Executive Vice President of Business Development and Corporate Secretary. From July 1997 to January 1998, Mr. Bay served as Chief Financial Officer and General Counsel for Reasoning, Inc., a software company. From January 1995 to August 1997, Mr. Bay served as Chief Financial Officer and General Counsel for Pure Atria Software, Inc., a software company. From April 1994 to January 1995, Mr. Bay served as President and Chief Financial Officer of Software Alliance Corporation, a software company. Mr. Bay holds a B.S. degree in business administration from Illinois State University and a J.D. degree from the University of Illinois.

     THOMAS DOYLE joined Broadbase in May 1999 as Executive Vice President of Sales. From October 1996 to April 1999, Mr. Doyle served as Senior Vice President of Worldwide Sales at Reasoning, Inc., a software company. From May 1984 to September 1996, Mr. Doyle served as Director of North American Sales Operations and held numerous sales and sales management positions at Tandem Computers, a computer manufacturer. Mr. Doyle holds a B.S. degree in finance from the University of Missouri.

     BRIAN KELLY joined Broadbase in December 1998 as Executive Vice President of Applications and Engineering. From June 1998 to December 1998, Mr. Kelly served as Director of Product Strategy, Analytic Applications at PeopleSoft, Inc., a software company. From June 1996 to June 1998, Mr. Kelly served as Vice President of Product Strategy at Intrepid Systems, Inc., a software company. From December 1992 to June 1996, Mr. Kelly was a co-founder and President of Kelly Information Systems, a software company. Mr. Kelly holds a B.S. degree in computer science from the University of Cincinnati.

     KEVIN HARVEY has served as a member of Broadbase's Board of Directors since January 1996. Mr. Harvey has been a General Partner of Benchmark Capital, a venture capital firm, since January 1995. From July 1993 to January 1995, Mr. Harvey served as General Manager for Lotus Development Corporation, a software company. Mr. Harvey is also a director of Silicon Gaming, Inc., an entertainment and gaming technology company, and a director of several privately held companies. Mr. Harvey holds a B.S.E.E. degree from Rice University.

     PAUL LEVY has served as a member of Broadbase's Board of Directors since May 1999. In 1981, Mr. Levy co-founded Rational Software Corporation, a software company, and he currently serves as its Chairman of the Board of Directors. From 1981 to April 1999, Mr. Levy served as Chairman of the Board of Directors and Chief Executive Officer of Rational Software Corporation. Mr. Levy also serves as a director of Genesys Telecommunications Laboratories, Inc. Mr. Levy holds a B.S. degree from the United States Air Force Academy and an M.S. degree in engineering from Stanford University.

     NANCY SCHOENDORF has served as a member of Broadbase's Board of Directors since February 1997. Ms. Schoendorf has been a General Partner of Mohr, Davidow Ventures, a venture capital firm, since 1994 and a Managing Partner since 1997. Ms. Schoendorf currently serves as a director of several privately held companies. Ms. Schoendorf holds a B.S. degree in computer science and mathematics from Iowa State University and an M.B.A. degree from Santa Clara University.

     Our Board of Directors is currently comprised of four directors. Directors are elected by the stockholders at each annual meeting of stockholders and serve for one year or until their successors are duly elected and qualified. However, our certificate of incorporation and bylaws provide, following the offering, that our Board of Directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will expire at the annual meeting of stockholders to be held in 2000; the term of office of our Class II directors will expire at the annual meeting of stockholders to be held in 2001; and the term of office of our Class III directors will expire at the annual meeting of stockholders to be held in 2002. At each annual meeting of stockholders, beginning with the 2000 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. Mr. Harvey has been designated as a Class I director; Ms. Schoendorf has been designated as a Class II director; and Mr. Kremer and Mr. Levy have been designated as Class III directors. The classification of our Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring control of Broadbase.

BOARD COMMITTEES

     Our Board of Directors has a compensation committee and an audit committee.

     Compensation committee. The current members of our compensation committee are Mr. Harvey and Ms. Schoendorf. The compensation committee reviews and makes recommendations to our board concerning salaries and incentive compensation for our officers and employees. The compensation committee also administers our 1996 Equity Incentive Plan and will administer our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

     Audit committee. The current members of our audit committee are Mr. Harvey and Ms. Schoendorf. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee has at any time since our formation been an officer or employee of Broadbase. No executive officer of Broadbase currently serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses in attending board and committee meetings.

     Each non-employee director who is or becomes a member of the board on or after the date of this offering and who has not previously received shares or options in Broadbase will be granted an option to purchase 10,000 shares of our common stock under the 1999 Equity Incentive Plan. Immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 10,000 shares under that plan if the director has served continuously as a member of the board since the date of the director's initial grant. Each option will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a ten year term, but will generally terminate seven months following the date the option-holder ceases to be a director or a consultant. Each of these options will be immediately exercisable and fully vested.

EXECUTIVE COMPENSATION

     The following table shows all compensation awarded to, earned by or paid for services rendered to Broadbase in all capacities during 1998 by our chief executive officer and our other executive officers or former executive officers who earned at least $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                                            ANNUAL COMPENSATION     SECURITIES
                                                            -------------------     UNDERLYING
               NAME AND PRINCIPAL POSITIONS                  SALARY     BONUS        OPTIONS
               ----------------------------                 --------   --------    ------------
Mark Kremer, President, Chief Executive Officer and
  Chairman of the Board of Directors......................  $205,000   $ 25,000(1)        --
Chuck Bay, Chief Financial Officer, General Counsel,
  Executive Vice President of Business Development and
  Corporate Secretary.....................................   143,269     40,000(1)   259,000
Bruce Armstrong, Vice President of Sales(2)...............   160,000    112,000(3)        --

-------------------------
(1) Represent bonuses earned in 1998 but paid in January 1999 to Mr. Kremer and Mr. Bay.

(2) Mr. Armstrong ceased to be an employee of Broadbase on June 30, 1999.

(3) Includes $92,000 paid to Mr. Armstrong as commissions.

     Brian Kelly was hired as Executive Vice President of Applications and Engineering in December 1998 and is compensated at an annual rate of $150,000 with a bonus of up to $30,000. Thomas Doyle was hired as Executive Vice President of Sales in May 1999 and is compensated at an annual rate of $225,000 with a targeted commission of $100,000.

OPTION GRANTS IN 1998

     The following table shows information about each stock option grant during 1998 to the officers named in the Summary Compensation Table above.

     All options included in the following table are immediately exercisable and are incentive stock options. We have a right to repurchase the shares issued on exercise of these options upon termination of the optionee's employment. This right lapses over a four-year period and will lapse as to 50% of the 173,000 shares upon a change of control of Broadbase. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our Board on the date of grant.

                                                INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                               ---------------------------------------------------      VALUE AT ASSUMED
                               NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                                 SHARES     TOTAL OPTIONS                              PRICE APPRECIATION
                               UNDERLYING    GRANTED TO     EXERCISE                    FOR OPTION TERM
                                OPTIONS       EMPLOYEES       PRICE     EXPIRATION   ----------------------
            NAME                GRANTED        IN 1998      PER SHARE      DATE         5%          10%
            ----               ----------   -------------   ---------   ----------   ---------   ----------
Chuck Bay....................   173,000         13.79%        $0.25      01/21/08     $27,200     $ 68,929
                                 86,000          6.85          0.73      12/23/08      39,482      100,055

     The 5% and 10% assumed annual rates of compounded stock price appreciation in the table above are required by rules of the Securities and Exchange Commission and do not represent our estimates or projections of our future stock prices.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises by each of the executive officers named in the Summary Compensation Table above that exercised options during the fiscal year ended December 31, 1998 and information concerning unexercised options held by these officers at the end of 1998. We have a right to repurchase the shares issued upon exercise of these options upon termination of the optionee's employment. Our right to repurchase the shares lapses over a four-year period from the date of grant. In the following table, the heading "exercisable" refers to shares that were exercisable although our right to repurchase unvested shares had not lapsed.

                                                        NUMBER OF SHARES              VALUE OF UNEXERCISED
                         NUMBER OF                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                          SHARES                  OPTIONS AT DECEMBER 31, 1998         DECEMBER 31, 1998
                         ACQUIRED      VALUE     ------------------------------   ----------------------------
         NAME           ON EXERCISE   REALIZED   EXERCISABLE      UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----           -----------   --------   -----------      -------------   -----------    -------------
Chuck Bay.............    173,000        $0             --                --             --              --
                               --        --         86,000                --        $     0              --
Bruce Armstrong.......                             202,500           202,500         38,092         $35,045

EMPLOYEE BENEFIT PLANS

  1996 EQUITY INCENTIVE PLAN

     We adopted our 1996 Equity Incentive Plan in April 1996. As of May 31, 1999, there were outstanding options to purchase a total of 2,028,704 shares of common stock under this plan, and 201,635 shares remained available for future grants of options under this plan. This plan will terminate immediately prior to this offering, and no further options will be granted under this plan after this offering. However, the termination of this plan will not affect any outstanding options, which will remain outstanding until they are exercised or until they terminate or expire.

  1999 EQUITY INCENTIVE PLAN

     We intend to adopt the 1999 Equity Incentive Plan and intend to reserve 3,500,000 shares of common stock for issuance under this plan. The number of shares reserved for issuance under this plan will be increased to include any shares reserved under our 1996 Equity Incentive Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under our 1996 Equity Incentive Plan that are forfeited or repurchased by us at the original purchase price or that are issuable upon exercise of options granted under our 1996 Equity Incentive Plan that expire or become unexercisable for any reason without having been exercised in full. Thereafter the number of shares reserved under this plan will be increased automatically as of the first day of each January by an amount equal to 5% of our outstanding shares. Our 1999 Equity Incentive Plan will become effective on the date of this prospectus and will serve as the successor to our 1996 Equity Incentive Plan. The following shares will be available for grant and issuance under our 1999 Equity Incentive Plan:

     - shares subject to issuance upon exercise of an option granted under our 1999 Equity Incentive Plan that cease to be subject to that option for any reason other than exercise of the option;

     - shares issued pursuant to the exercise of an option granted under our 1999 Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original purchase price;

     - shares subject to awards granted pursuant to restricted stock purchase agreements under our 1999 Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original issue price; and

     - shares subject to stock bonuses granted under our 1999 Equity Incentive Plan that otherwise terminate without shares being issued.

     Our 1999 Equity Incentive Plan will terminate in 2009, unless sooner terminated in accordance with the terms of the plan.

     Our 1999 Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses. No person will be eligible to receive more than 2,000,000 shares in any calendar year pursuant to awards under our 1999 Equity Incentive Plan. Our non-employee directors are entitled to receive automatic annual grants of fully vested options to purchase 10,000 shares of our common stock, as described under "Management -- Director Compensation." Our 1999 Equity Incentive Plan is administered by the compensation committee of our Board of Directors, which currently consists of Mr. Harvey and Ms. Schoendorf, both of whom are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The committee has the authority to construe and interpret this plan and any agreement made thereunder, grant awards and make all other determinations necessary or advisable for the administration of this plan.

     Our 1999 Equity Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options. Incentive stock options may be granted only to employees. Nonqualified stock options, and all other awards other than incentive stock options, may be granted to employees, officers, directors, consultants, independent contractors and advisors of Broadbase or any parent or subsidiary of Broadbase. However, consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 50% of the fair market value of the our common stock on the date of grant.

     The maximum term of options granted under our 1999 Equity Incentive Plan is ten years. Awards granted under this plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may allow exceptions to this restriction with respect to awards that are not incentive stock options. Options granted under our 1999 Equity Incentive Plan generally expire three months after the termination of the optionee's service to Broadbase or a parent or subsidiary of Broadbase. In the event of a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation. The compensation committee may also accelerate the vesting of awards upon a change of control transaction.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     We intend to adopt the 1999 Employee Stock Purchase Plan prior to completion of this offering, and to reserve a total of 500,000 shares of common stock for issuance under this plan. On each January 1, the aggregate number of shares reserved for issuance under our 1999 Employee Stock Purchase Plan will be increased automatically by a number of shares equal to 1% of our outstanding shares on the preceding December 31. Our compensation committee will administer our 1999 Employee Stock Purchase Plan. The plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market.

     Employees generally will be eligible to participate in our 1999 Employee Stock Purchase Plan if they are customarily employed by Broadbase or its parent or any subsidiaries that Broadbase designates for more than 20 hours per week and more than five months in a calendar year. Employees are not eligible to participate in our 1999 Employee Stock Purchase Plan if they are 5% stockholders, or would become 5% stockholders as a result of their participation in this plan.

     Under our 1999 Employee Stock Purchase Plan, eligible employees will be able to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 15% of their cash compensation and are subject to certain maximum purchase limitations. Participation in this plan will end automatically upon termination of employment for any reason. A participant will not be able to purchase more than 750 shares in any offering period.

     Each offering period under our 1999 Employee Stock Purchase Plan will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for Broadbase's common stock are available on the Nasdaq National Market. The first purchase period may be more or less than six months long. Offering periods and purchase periods thereafter will begin on May 1 and November 1.

     The purchase price for common stock purchased under our 1999 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. The compensation committee will have the power to change the duration of offering periods. Our 1999 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The plan will terminate in 2009, unless it is terminated earlier pursuant to its terms.

  401(k) PLAN

     We sponsor a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are generally eligible to participate and may enter the 401(k) plan as of the first day of each month. Participants may make pre-tax contributions to the plan of up to 20% of their eligible pay, subject to a statutorily prescribed annual limit. Participants are fully vested in their contributions and the investment earnings. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

EMPLOYMENT AGREEMENTS

     In April 1999, we executed an offer letter to Thomas Doyle, our Executive Vice President of Sales. This offer letter establishes Mr. Doyle's annual base salary of $225,000 and his targeted commission of $100,000 and describes his eligibility for benefits. Under this offer letter, Mr. Doyle was granted an option to purchase 240,000 shares of common stock at an exercise price of $0.73 per share, vesting over a four year period. An option to purchase 60,000 of these shares will become exercisable only if a specified sales target is achieved. In the event of a change of control of Broadbase and Mr. Doyle's involuntary termination, 50% of his unvested shares will immediately vest.

     In November 1998, we executed an offer letter to Brian Kelly, our Executive Vice President of Applications and Engineering. This offer letter establishes Mr. Kelly's annual base salary of $150,000 and describes his eligibility for benefits. In addition, the offer letter provides for bonuses of up to $30,000 a year. Under this offer letter, Mr. Kelly was granted an option to purchase 135,000 shares of common stock at an exercise price of $0.73 per share. This option was immediately exercisable in full and Broadbase has a right to repurchase the shares issued upon exercise of this option upon termination of Mr. Kelly's employment. This repurchase right lapses over a four-year period. In the event of a change of control and Mr. Kelly's involuntary termination, 50% of his unvested shares will immediately vest.

     In January 1998, we executed an offer letter to Chuck Bay, our Chief Financial Officer, General Counsel, Executive Vice President of Business Development and Corporate Secretary. This offer letter establishes Mr. Bay's annual base salary of $150,000 and describes his eligibility for benefits. In addition, the offer letter provided for bonuses of up to $40,000 a year. Under this offer letter, Mr. Bay was granted an option to purchase 173,000 shares of common stock at an exercise price of $0.25 per share. This option was immediately exercisable in full and Broadbase has a right to repurchase the shares issued upon exercising of this option upon termination of Mr. Bay's employment. This repurchase right lapses over a four-year period. In the event of a change of control, 50% of the shares issued upon exercise of this option will immediately vest.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to Broadbase or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Delaware law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by Delaware law, our bylaws provide that:

     - we must indemnify our directors and executive officers to the fullest extent permitted by Delaware law, provided that each indemnified officer and director acted in good faith and in a manner that the officer or director reasonably believed to be in or not opposed to Broadbase's best interests;

     - we may indemnify our other employees and agents; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

     In addition to the indemnification required in our certificate of incorporation and bylaws, we intend to enter into indemnification agreements with each of our current directors and officers, prior to the completion of this offering. We also intend to obtain directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

     Presently, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

     Other than the transactions described in "Management" and the transactions described below, since the incorporation of Broadbase on November 28, 1995, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount involved exceeded or will exceed $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

COMMON STOCK TRANSACTIONS

     On November 30, 1995, in connection with the formation and initial financing of Broadbase, Mark Kremer purchased 1,282,500 shares of our common stock for an aggregate purchase price of $2,565. Mr. Kremer is our President, Chief Executive Officer and Chairman of the Board of Directors, and may be considered to be a promoter of Broadbase. Broadbase retained the right to repurchase 1,154,250 of these shares, at his initial purchase price, if Mr. Kremer ceased to be employed by Broadbase. This repurchase right lapses at a rate of 24,046 shares per month.

PREFERRED STOCK FINANCINGS

     In December 1995, April 1996 and June 1996, we sold a total of 2,384,999 shares of Series A preferred stock at a purchase price of $0.667 per share. In December 1996 and March 1997, we sold a total of 1,923,223 shares of Series B preferred stock at a purchase price of $2.683 per share. In February and April 1998, we sold a total of 2,166,055 shares of Series C preferred stock at a purchase price of $5.54 per share. In June 1999, we sold a total of 2,189,681 shares of Series E preferred stock at a purchase price of $9.1325 per share. Certain purchasers of our Series E preferred stock have a contractual right to purchase, at the initial public offering price, up to an aggregate of shares of the common stock offered in this offering. See "Underwriting." Upon closing of this offering, each of the outstanding shares of preferred stock will convert into common stock on a one-for-one basis.

     Purchasers of our preferred stock include, among others, the following holders of more than 5% of our outstanding stock:

                                           SERIES A          SERIES B          SERIES C          SERIES E
                                        PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK
             STOCKHOLDER                   PURCHASED         PURCHASED         PURCHASED         PURCHASED
             -----------                ---------------   ---------------   ---------------   ---------------
Entities associated with Benchmark
  Capital.............................     2,249,999           559,070          526,173           109,500
Entities associated with Mohr, Davidow
  Ventures............................            --         1,304,510          286,101                --
Entities associated with Accel
  Partners............................            --                --          902,527            27,375
Entities associated with Charter
  Growth Capital......................            --                --               --           218,999

     Our director Kevin Harvey is a general partner of Benchmark Capital, and our director Nancy Schoendorf is a general partner of Mohr, Davidow Ventures.

DEBENTURES

     In December 1998 and April 1999, we sold debentures in the aggregate principal amount of $9,525,000, which principal amount is convertible into a total of 1,313,793 shares of Series D preferred stock at a conversion price of $7.25 per share. Unless earlier converted by their terms into stock of Broadbase, $8,250,000 in principal amount of the debentures must be repaid on December 9, 2003, and $1,275,000 in principal amount must be repaid on April 15, 2004. Charter Growth Capital and certain of its affiliated funds purchased $8,000,000 of the debentures. These funds would hold more than 5% of our outstanding stock if these debentures were converted into stock. These debentures are convertible into 1,103,448 shares of Series D preferred stock. Upon the closing of this offering, the debentures will be converted into an equal number of shares of common stock. None of our executive officers, directors or other holders of more than 5% of our outstanding common stock purchased any of the debentures.

LOANS TO EXECUTIVE OFFICERS

     Mark Kremer. In April 1998, we lent $400,000 to Mark Kremer, our President and Chief Executive Officer, secured by a pledge of all shares of Mr. Kremer's Broadbase common stock. The loan accrues interest at a rate of 5.51% and is payable on or before April 29, 2000. As of March 31, 1999, the total amount outstanding was $420,329.

     Chuck Bay. In February 1998 and March 1999, Chuck Bay, our Chief Financial Officer, executed promissory notes in the principal amounts of $43,000 and $62,780 in connection with the exercise of stock options. These notes are secured by a pledge of Mr. Bay's Broadbase common stock, bear interest at a rate of 8.5% and 7.5%, respectively, and are payable on or before March 19, 2000. As of March 31, 1999, the total amount outstanding was $110,248.

     Brian Kelly. In March 1999, Brian Kelly, our Executive Vice President of Applications and Engineering, executed a promissory note in the principal amount of $98,550 in connection with the exercise of a stock option. This note is secured by a pledge of Mr. Kelly's Broadbase common stock, bears interest at the rate of 7.5% and is payable on or before March 19, 2000. As of March 31, 1999, the total amount outstanding was $98,793.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information as to the beneficial ownership of our common stock as of May 31, 1999, and as adjusted to reflect the sale of the common stock in this offering by:

     - each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

     - each of our directors;

     - each executive officer listed in the Summary Compensation Table above;
       and

     - all current executive officers and directors as a group.

                                                                               PERCENTAGE OF OUTSTANDING
                                                                               SHARES BENEFICIALLY OWNED
                                                        NUMBER OF SHARES    --------------------------------
               NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
               ------------------------                ------------------   ---------------   --------------
DIRECTORS AND EXECUTIVE OFFICERS:
Kevin Harvey(1).......................................      3,335,242             31.3%
  c/o Benchmark Capital
  2480 Sand Hill Road, Suite 200
  Menlo Park, CA 94025
Nancy Schoendorf(2)...................................      1,590,611             14.9%
  c/o Mohr, Davidow Ventures
  2775 Sand Hill Road, Suite 240
  Menlo Park, CA 94025
Mark Kremer(3)........................................      1,282,500             12.0%
Chuck Bay(4)..........................................        259,000              2.4%
Bruce Armstrong(5)....................................        253,125              2.4%
Paul Levy(6)..........................................         96,750                *

OTHER 5% STOCKHOLDERS:
Entities affiliated with Benchmark Capital(1).........      3,335,242             31.3%
  2480 Sand Hill Road, Suite 200
  Menlo Park, CA 94025
Entities affiliated with Mohr, Davidow Ventures(2)....      1,590,611             14.9%
  2775 Sand Hill Road, Suite 240
  Menlo Park, CA 94025
Entities affiliated with Charter Growth Capital(7)....      1,103,448             10.4%
  525 University Avenue, Suite 1500
  Palo Alto, CA 94301
Entities affiliated with Accel Partners(8)............        902,527              8.5%
  428 University Avenue
  Palo Alto, CA 94301
All 7 current directors and executive officers as a
  group(9)............................................      6,894,428             64.7%

-------------------------
 *  Represents beneficial ownership of less than 1%.

(1) Represents 2,967,819 and 367,423 shares of common stock held of record by Benchmark Capital Partners, L.P. and Benchmark Founders Fund, L.P. Mr. Harvey, a director of Broadbase, is a general partner of Benchmark. Mr. Harvey disclaims beneficial ownership of shares held by Benchmark except to the extent of his pecuniary interest arising from his interest in Benchmark.

(2) Represents 1,524,126 and 66,485 shares of common stock held of record by Mohr, Davidow Ventures IV, L.P. and MDV IV Entrepreneurs' Network Fund, L.P. Ms. Schoendorf, a director of Broadbase, is a general partner of Mohr, Davidow Ventures. Ms. Schoendorf disclaims beneficial ownership of shares held by Mohr, Davidow Ventures except to the extent of her pecuniary interest arising from her interest in Mohr, Davidow Ventures.

(3) Includes 144,276 shares subject to a repurchase right which lapses at a rate of 24,046 shares per month until December 31, 1999. Mr. Kremer is our President and Chief Executive Officer.

(4) Includes 115,333 shares subject to a repurchase right which lapses at a rate of 3,604 shares per month until January 2002, and 77,041 shares subject to a repurchase right which lapses at a rate of 1,791 shares per month until December 2002. Mr. Bay is our Chief Financial Officer, General Counsel, Executive Vice President of Business Development and Corporate Secretary.

(5) Mr. Armstrong was Broadbase's former Vice President of Sales and ceased to be an employee of Broadbase on June 30, 1999.

(6) Includes 96,750 shares subject to a repurchase right which lapses as to 12,094 shares in November 1999, and thereafter at a rate of 2.083% per month until April 2003. Mr. Levy is a director of Broadbase.

(7) Includes 810,345, 275,862 and 17,241 shares of common stock into which the principal amounts of debentures held of record by Charter Growth Capital Co-Investment Fund, Charter Growth Capital, L.P. and CGC Investors, L.L.C. are convertible within 60 days of May 31, 1999. Does not include up to shares that may be purchased at the initial public offering price upon exercise of contractual rights to purchase shares in this offering.

(8) Includes 708,484, 93,863, 43,321, 37,003 and 19,856 shares of common stock held of record by Accel V L.P., Accel Internet/Strategic Technology Fund L.P., Accel Investors '97 L.P. Accel Keiretsu V L.P. and Ellmore C. Patterson Partners.

(9) Includes 250,000 shares which are subject to a repurchase right which lapses as to 31,256 shares in June 1999, as to an additional 6.25% per month thereafter until December 2000 and as to an additional 2.083% per month thereafter until December 2002, and includes 240,000 shares which are subject to a repurchase right which lapses as to 30,000 shares in October 1999 and as to an additional 2.083% per month thereafter until April 2003.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated above, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 10,646,731 shares outstanding as of May 31, 1999, assuming conversion of all outstanding preferred stock and convertible debentures into common stock. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 31, 1999, and shares of preferred stock subject to debentures that are currently convertible or convertible within 60 days of May 31, 1999, are deemed to be outstanding and to be beneficially owned by the person holding the options or debentures for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated above, the address for each beneficial owner of more than 5% of our common stock is Broadbase Software, Inc., 172 Constitution Drive, Menlo Park, CA 94025.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of this offering, the authorized capital stock of Broadbase will consist of 60,000,000 shares of common stock, $0.001 par
value per share, and           shares of preferred stock, $0.001 par value per
share. As of May 31, 1999, and assuming the conversion of all outstanding preferred stock and convertible debentures into common stock upon the closing of this offering, there were outstanding 10,646,731 shares of common stock held of record by approximately 97 stockholders, and options to purchase 2,028,704 shares of common stock and warrants to purchase 36,764 shares of common stock.

     Before the closing of this offering, Broadbase will reincorporate in the State of Delaware. Following the closing of this offering, we intend to amend and restate our certificate of incorporation to reflect the conversion of our preferred stock to common stock.

COMMON STOCK

     Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

     Voting rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     No preemptive or similar rights. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

     Right to receive liquidation distributions. Upon a liquidation, dissolution or winding-up of Broadbase, the holders of common stock are entitled to share ratably with holders of any participating preferred stock in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, each outstanding share of preferred stock will be converted into shares of common stock. See Note 5 of Notes to Financial Statements for a description of this preferred stock.

     Following the offering, Broadbase will be authorized, subject to the limits imposed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The Board can also increase or decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the stockholders.

     The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Broadbase and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock after the offering.

WARRANTS

     As of May 31,1999, we had outstanding the following warrants to purchase our stock:

                                             TOTAL NUMBER OF
                                             SHARES SUBJECT     EXERCISE PRICE
               TYPE OF STOCK                   TO WARRANTS        PER SHARE        EXPIRATION DATE
               -------------                 ---------------    --------------    -----------------
Series A preferred stock...................      12,537             $1.675        November 30, 2003
Series B preferred stock...................      24,227              2.683            July 31, 2004

     After the closing of this offering, all of these warrants will become exercisable for a like number of shares of common stock.

REGISTRATION RIGHTS

     The holders of approximately 8,641,458 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

  DEMAND REGISTRATION RIGHTS

     At any time six months after the closing of this offering, the holders of at least 30% of the shares having registration rights have the right to demand that we file a registration statement so that they can publicly sell their shares, so long as the amount of securities to be sold in that registration exceeds $7,500,000. If we are eligible to file a registration statement on Form S-3, the holders of at least 20% of the shares having registration rights have the right to demand that we file a registration statement on Form S-3, so long as the amount of securities to be sold in that registration exceeds $500,000.

  PIGGYBACK REGISTRATION RIGHTS

     If we register any securities for public sale, these stockholders will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares to be so included in a registration statement.

  EXPENSES OF REGISTRATION

     We generally will pay all of the expenses relating to any demand or piggyback registration.

  EXPIRATION OF REGISTRATION RIGHTS

     The registration rights described above will expire five years after this offering is completed. The registration rights will terminate earlier with respect to a particular stockholder if that holder owns less than 1% of our outstanding securities, that holder can resell all of its securities in a three month period under Rule 144 of the Securities Act and we are subject to the reporting requirements of the Securities Exchange Act of 1934.

ANTI-TAKEOVER PROVISIONS

     The provisions of Delaware law, our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

     DELAWARE LAW

     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations from engaging, under limited circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of such stockholder, for three years following the date that stockholder became an "interested stockholder" unless:

     - the transaction is approved by the board prior to the date the "interested stockholder" attained that status;

     - upon the closing of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or subsequent to such date the "business combination" is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     This provision could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

     CHARTER AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws provide for the division of our Board of Directors into three classes as nearly equal in size as reasonably possible with staggered three-year terms. Our stockholders are unable to fill any vacancy on our Board of Directors. Any action required or permitted to be taken by our stockholders at an annual meeting or a special meeting of the stockholders may only be taken if it is properly brought before that meeting and may not be taken by written consent. Our stockholders are limited in their ability to remove any director or the entire Board of Directors without cause. Our bylaws provide that special meetings of the stockholders may be called at any time by the Board of Directors, and must be called upon the request of the chairman of the Board of Directors, the chief executive officer, the president, stockholders that are entitled to cast not less than a majority of the total number of votes entitled to be cast by all stockholders of that special meeting, or by a majority of the members of the Board of Directors. These provisions of our certificate of incorporation and bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and to discourage transactions that may involve an actual or threatened change of control of Broadbase. These provisions are designed to reduce the vulnerability of Broadbase to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of Broadbase. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our shares and, consequently, may also inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These changes may also have the effect of preventing changes in our management. See "Risk Factors -- We have anti-takeover defenses that could delay or prevent an acquisition of our company and diminish the voting rights of the holders of our common stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                .
The address of our transfer agent and registrar is                , and its
telephone number at this location is                .

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "BBSW."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, you could not buy or sell our common stock on a public market. An active public market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options or warrants, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our ability to raise equity capital in the future. In addition, since few shares will be available for sale immediately after this offering due to the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding        shares of
common stock based on shares outstanding at             , 1999, assuming no
exercise of the underwriters' over-allotment option and no exercise of
outstanding options or warrants. Of this amount,        shares, including the
       shares sold in this offering, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless those shares are purchased by any of our affiliates. An affiliate of Broadbase is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Broadbase. Our current affiliates include the individuals and entities that holds more than 10% of our stock listed under "Principal Stockholders" as well
as our other executive officers. The remaining             shares held by
existing stockholders are subject to various resale restrictions. Of these
shares,        shares are subject to lock-up agreements with the underwriters, under which all of our directors and officers and most of our stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Deutsche Bank Securities Inc. may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. An
additional        shares are subject to a 180-day lock-up through agreements directly with us that we have agreed to enforce if requested by the
underwriters. After expiration or release of the lock-up agreements,        of
the shares held by our existing stockholders will be eligible for sale in the
public market under Rule 144 or Rule 701, although        of these shares will
be subject to volume limitations. The remaining        shares held by our
existing stockholders will become eligible for public sale, subject to volume
limitations, on                , 2000.

  RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, stockholders of Broadbase that have beneficially owned their shares for at least one year, but less than two years, and affiliates of Broadbase that have beneficially owned their shares for any period of more than one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, equal to
       approximately        shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of sale with the SEC.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

  RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell those shares without complying with the volume limitation or the manner of sale, public information, or notice provisions of Rule 144.

  RULE 701

     In general, under Rule 701 of the Securities Act, any of our employees, officers, directors, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or obtaining the prior written consent of Deutsche Bank Securities Inc.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of                shares of
our common stock and warrants to acquire common stock, or their transferees, will be entitled to rights to register their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After registration and upon expiration of the 180-day lock-up period, these shares could be sold without restriction under the Securities Act.

STOCK OPTIONS

     Promptly following this offering, we will file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or reserved for issuance under our 1996 Equity Incentive Plan, our 1999 Equity Incentive Plan and our 1999 Employee Stock Option Plan. Based on the number of shares subject to options outstanding or reserved for issuance under these plans, at March 31, 1999 this registration statement would
cover approximately        shares. The registration statement will automatically
become effective upon filing. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

WARRANTS

     As of May 31, 1999, we had outstanding warrants to purchase 36,764 shares of common stock. When these warrants are exercised and the exercise price is paid in cash the shares must be held for one year before they can be sold under Rule 144. These warrants also contain "net exercise provisions." These provisions allow a holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The shares of common stock issued in a "net exercise" could be publicly sold under Rule 144 immediately after exercise, subject to the 180-day lock-up period.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Thomas Weisel Partners LLC and E*TRADE Securities, Inc., have severally agreed to purchase from Broadbase the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Deutsche Bank Securities Inc. ..............................
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated..............................................
Thomas Weisel Partners LLC..................................
E*TRADE Securities, Inc.....................................
          Total.............................................

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $     per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the
additional shares on the same terms as those on which the           shares are
being offered.

     We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                                 TOTAL FEES
                                                                    -------------------------------------
                                                                    WITHOUT EXERCISE     FULL EXERCISE OF
                                                      FEE PER       OF OVER-ALLOTMENT     OVER-ALLOTMENT
                                                       SHARE             OPTION               OPTION
                                                   -------------    -----------------    ----------------
Fees paid by Broadbase...........................    $                  $                    $

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $          .

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers, directors, stockholders and holders of options and warrants to purchase our stock, has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of our common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     E*TRADE Securities, Inc. is making a prospectus in electronic format available on its Internet website. Other than the prospectus in electronic format, the information on this or any other website maintained by E*TRADE is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to (1)      shares for our officers, directors,
employees, family members of employees and other third parties and (2) up to additional shares for certain current stockholders under their pre-existing contractual rights to purchase shares in this offering. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 41 filed public offerings of equity securities, of which 22 have been completed, and has acted as a syndicate member in an additional 18 offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

     In December 1998, DRW Investors LLC, an affiliate of Dain Rauscher Wessels, purchased debentures in the principal amount of $250,000, which are convertible into 34,482 shares of our

Series D preferred stock at a conversion price of $7.25 per share. DRW Investors purchased these debentures on the same terms as the other investors in this private placement.

     In June 1999, we sold shares of our Series E preferred stock in a private placement at a price of $9.1325 per share. Each of the shares of Series E preferred stock is convertible at the option of the holder into one share of our common stock. In this private placement, BT Investment Partners, Inc., an affiliate of Deutsche Bank Securities Inc., purchased 109,263 shares of Series E preferred stock for an aggregate purchase price of $997,844. BT Investment Partners, Inc. purchased the Series E preferred stock on the same terms as the other investors in the private placement.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Investment partnerships comprised of certain partners of Fenwick & West LLP own 32,379 shares of our common stock. Morrison & Foerster LLP, Irvine, California, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1997 and 1998, and for the period from November 28, 1995 (inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998, as set forth in their report. We've included our consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

     We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets
  As of December 31, 1997 and 1998 and March 31, 1999
  (unaudited)...............................................  F-3
Consolidated Statements of Operations
  Period from November 28, 1995 (Inception) to December 31,
  1996 and the Years Ended December 31, 1997 and 1998 and
  the Three Months Ended March 31, 1998 and 1999
  (unaudited)...............................................  F-4
Consolidated Statements of Cash Flows
  Period from November 28, 1995 (Inception) to December 31,
  1996 and the Years Ended December 31, 1997 and 1998 and
  the Three Months Ended March 31, 1998 and 1999
  (unaudited)...............................................  F-5
Consolidated Statements of Shareholders' Equity (Net Capital
  Deficiency)
  Period from November 28, 1995 (Inception) to December 31,
  1996 and the Years Ended December 31, 1997 and 1998 and
  the Three Months Ended March 31, 1999 (unaudited).........  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
BroadBase Information Systems, Inc.

     We have audited the accompanying consolidated balance sheets of BroadBase Information Systems, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, cash flows, and shareholders' equity (net capital deficiency) for the period from November 28, 1995 (inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BroadBase Information Systems, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from November 28, 1995 (inception) to December 31, 1996 and for the each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                  /s/  Ernst & Young LLP

San Jose, California
March 5, 1999

                      BROADBASE INFORMATION SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                                                 PRO FORMA AT
                                                                 DECEMBER 31,       MARCH 31,     MARCH 31,
                                                              ------------------   -----------   ------------
                                                               1997       1998        1999           1999
                                                              -------   --------   -----------   ------------
                                                                                   (UNAUDITED)   (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $ 1,153   $ 13,990    $ 10,855       $ 10,855
  Accounts receivable, net of allowances of $0, $50,000, and
    $50,000 at December 31, 1997 and 1998 and March 31,
    1999, respectively......................................       --      1,072       1,416          1,416
  Prepaid expenses and other current assets.................      180        326         556            556
                                                              -------   --------    --------       --------
        Total current assets................................    1,333     15,388      12,827         12,827
Property and equipment, net.................................      702      1,610       1,614          1,614
Other assets................................................       78        175         116            116
                                                              -------   --------    --------       --------

        Total assets........................................  $ 2,113   $ 17,173    $ 14,557       $ 14,557
                                                              =======   ========    ========       ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..........................................  $   486   $    395    $    409       $    409
  Accrued compensation......................................      173        922       1,207          1,207
  Accrued expenses..........................................      242      1,142       1,606          1,606
  Current portion of capital lease obligations..............       24         30          31             31
  Current portion of bank line of credit and notes
    payable.................................................      347        768         765            765
  Deferred revenue..........................................       --      3,330       3,770          3,770
                                                              -------   --------    --------       --------
        Total current liabilities...........................    1,272      6,587       7,788          7,788
Capital lease obligations...................................       38         --          15             15
Bank line of credit and notes payable.......................      878      1,110         912            912
Convertible debentures......................................       --      8,250       8,250             --
                                                              -------   --------    --------       --------

        Total liabilities...................................    2,188     15,947      16,965          8,715

Commitments
Shareholders' equity (net capital deficiency):
  Convertible preferred stock: no par value; 7,964,065
    shares authorized and issuable in series:
    Series A: 2,398,000 shares designated, 2,384,999 shares
      issued and outstanding at December 31, 1997 and 1998
      and March 31, 1999, and none pro forma; aggregate
      liquidation preference at December 31, 1998 and March
      31, 1999 of $1,590....................................    1,559      1,559       1,559             --
    Series B: 2,000,000 shares designated, 1,923,223 shares
      issued and outstanding at December 31, 1997 and 1998
      and March 31, 1999, and none pro forma; aggregate
      liquidation preference at December 31, 1998 and March
      31, 1999 of $5,160....................................    5,110      5,110       5,110             --
    Series C: 2,166,065 shares designated, 2,166,055 shares
      issued and outstanding at December 31, 1998 and March
      31, 1999, and none pro forma; aggregate liquidation
      preference at December 31, 1998 and March 31, 1999 of
      $12,000...............................................       --     11,906      11,906             --
    Series D: 1,400,000 shares designated, none issued and
      outstanding at December 31, 1998 and March 31, 1999,
      and none pro forma....................................       --         --          --             --
  Common stock: no par value; 30,000,000 shares authorized;
    2,491,975, 2,704,800 and 2,749,027 shares issued and
    outstanding at December 31, 1997 and 1998 and March 31,
    1999, respectively, and 10,361,235 shares issued and
    outstanding pro forma...................................       49      3,604       8,358         35,183
  Deferred stock compensation...............................       --     (2,338)     (5,999)        (5,999)
  Notes receivable from shareholders........................      (34)      (476)       (637)          (637)
  Accumulated other comprehensive loss......................       --        (37)        (28)           (28)
  Accumulated deficit.......................................   (6,759)   (18,102)    (22,677)       (22,677)
                                                              -------   --------    --------       --------
        Total shareholders' equity (net capital
          deficiency).......................................      (75)     1,226      (2,408)         5,842
                                                              -------   --------    --------       --------
        Total liabilities and shareholders' equity (net
          capital deficiency)...............................  $ 2,113   $ 17,173    $ 14,557       $ 14,557
                                                              =======   ========    ========       ========

                            See accompanying notes.

                      BROADBASE INFORMATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   PERIOD FROM           YEARS ENDED           THREE MONTHS
                                                NOVEMBER 28, 1995       DECEMBER 31,         ENDED MARCH 31,
                                                  (INCEPTION) TO     -------------------    ------------------
                                                DECEMBER 31, 1996     1997        1998       1998       1999
                                                ------------------   -------    --------    -------    -------
                                                                                               (UNAUDITED)
Net revenue:
  License.....................................       $    --         $    --    $  2,996    $   482    $ 1,126
  Maintenance and professional services.......            --              --         443         --        360
                                                     -------         -------    --------    -------    -------
        Total net revenue.....................            --              --       3,439        482      1,486
Cost of revenue:
  License.....................................            --              --         713        210        260
  Maintenance and professional services.......            --              --         254         --        391
                                                     -------         -------    --------    -------    -------
        Total cost of revenue.................            --              --         967        210        651
                                                     -------         -------    --------    -------    -------
Gross margin..................................            --              --       2,472        272        835
Operating expenses:
  Sales and marketing.........................           130           2,851       7,888      1,595      2,656
  Research and development....................           928           1,980       3,738        742      1,188
  General and administrative..................           215             744       1,165        219        494
  Amortization of deferred stock
    compensation..............................            --              --       1,133         62        925
                                                     -------         -------    --------    -------    -------
        Total operating expenses..............         1,273           5,575      13,924      2,618      5,263
                                                     -------         -------    --------    -------    -------
Loss from operations..........................        (1,273)         (5,575)    (11,452)    (2,346)    (4,428)
Interest income...............................            30             154         335         53        113
Interest expense..............................           (29)            (66)       (226)       (60)      (260)
                                                     -------         -------    --------    -------    -------
Net loss......................................       $(1,272)        $(5,487)   $(11,343)   $(2,353)   $(4,575)
                                                     =======         =======    ========    =======    =======
Basic and diluted net loss per share..........       $ (4.30)        $ (6.19)   $  (8.85)   $ (2.27)   $ (2.69)
                                                     =======         =======    ========    =======    =======
Weighted-average shares used in computing
  basic and diluted net loss per share........           296             887       1,281      1,038      1,703
                                                     =======         =======    ========    =======    =======
Pro forma basic and diluted net loss per
  share.......................................                                  $  (1.51)              $ (0.49)
                                                                                ========               =======
Weighted-average shares used in computing pro
  forma basic and diluted net loss per
  share.......................................                                     7,535                 9,315
                                                                                ========               =======

                            See accompanying notes.

                      BROADBASE INFORMATION SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               PERIOD FROM         YEARS ENDED         THREE MONTHS
                                                            NOVEMBER 28, 1995      DECEMBER 31,       ENDED MARCH 31,
                                                             (INCEPTION) TO     ------------------   -----------------
                                                            DECEMBER 31, 1996    1997       1998      1998      1999
                                                            -----------------   -------   --------   -------   -------
                                                                                                        (UNAUDITED)
Operating activities:
  Net loss................................................       $(1,272)       $(5,487)  $(11,343)  $(2,353)  $(4,575)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization.......................            37            149        507        73       201
      Amortization of deferred stock compensation.........            --             --      1,133        62       925
  Changes in balance sheet items:
      Accounts receivable.................................            --             --     (1,072)     (291)     (344)
      Prepaid expenses and other current assets...........           (46)          (212)      (243)     (149)     (171)
      Accounts payable....................................            30            456        (91)       78        14
      Accrued expenses....................................            88            327      1,649       246       749
      Deferred revenue....................................            --             --      3,330       514       440
                                                                 -------        -------   --------   -------   -------
        Net cash used in operating activities.............        (1,163)        (4,767)    (6,130)   (1,820)   (2,761)
                                                                 -------        -------   --------   -------   -------

Investing activities:
  Purchases of property and equipment.....................          (148)          (661)    (1,415)     (273)     (205)
                                                                 -------        -------   --------   -------   -------
        Net cash used in investing activities.............          (148)          (661)    (1,415)     (273)     (205)
                                                                 -------        -------   --------   -------   -------

Financing activities:
  Net proceeds from issuance of convertible preferred
    stock.................................................         6,521            133     11,906    11,004        --
  Proceeds from issuance of common stock..................             2             10         41         1        15
  Proceeds from notes payable.............................           300          1,000         --        --        --
  Payments to repurchase unvested common stock............            --             --         --        --        (8)
  Payments on shareholders' notes receivable..............            --              3          1        --        --
  Issuance of notes receivable to shareholder.............            --             --       (400)       --        --
  Payments on notes payable...............................            --            (77)      (347)     (102)     (169)
  Principal payments on capital lease obligations.........            --             --        (32)      (14)      (16)
  Borrowings on equipment line of credit..................            --             --      1,000        --        --
  Proceeds from issuance of convertible debt..............            --             --      8,250        --        --
                                                                 -------        -------   --------   -------   -------
        Net cash provided by (used in) financing
          activities......................................         6,823          1,069     20,419    10,889      (178)
                                                                 -------        -------   --------   -------   -------

  Effect of foreign exchange rate changes on cash and cash
    equivalents...........................................            --             --        (37)       --         9
  Net increase (decrease) in cash and cash equivalents....         5,512         (4,359)    12,837     8,796    (3,135)
Cash and cash equivalents:
  Beginning of period.....................................            --          5,512      1,153     1,153    13,990
                                                                 -------        -------   --------   -------   -------
  End of period...........................................       $ 5,512        $ 1,153   $ 13,990   $ 9,949   $10,855
                                                                 =======        =======   ========   =======   =======

Supplemental disclosure of cash flow information:
  Cash paid for interest..................................       $    13        $    82   $    227   $    44   $    98
Supplemental schedule of noncash investing and financing
  activities:
  Issuance of convertible preferred stock
    for services..........................................       $    15        $    --   $     --   $    --   $    --
  Purchase of equipment under capital leases..............       $    --        $    64   $     --   $    --   $    18

                            See accompanying notes.

                      BROADBASE INFORMATION SYSTEMS, INC.

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         CONVERTIBLE                                              NOTES
                                       PREFERRED STOCK        COMMON STOCK        DEFERRED      RECEIVABLE    COMPREHENSIVE
                                     -------------------   ------------------      STOCK           FROM          INCOME
                                      SHARES     AMOUNT     SHARES     AMOUNT   COMPENSATION   SHAREHOLDERS      (LOSS)
                                     ---------   -------   ---------   ------   ------------   ------------   -------------
Issuance of restricted common stock
 to founder at $0.002 per share in
 November 1995 in exchange for
 cash..............................         --   $    --   1,282,500   $   2      $    --         $  --         $     --
Issuance of Series A convertible
 preferred stock at $0.66 per share
 in December 1995 and April 1996
 for cash, net of $31 issuance
 costs, and in June 1996 for
 services..........................  2,384,999     1,559          --      --           --            --               --
Issuance of Series B convertible
 preferred stock at $2.68 per share
 in December 1996 for cash, net of
 $23 issuance costs................  1,863,580     4,977          --      --           --            --               --
Issuance of common stock upon
 exercise of options...............         --        --   1,409,225      47           --           (47)              --
Comprehensive income (loss):.......         --        --          --      --           --            --               --
 Net loss..........................         --        --          --      --           --            --           (1,272)
                                                                                                                --------
Comprehensive loss.................         --        --          --      --           --            --         $ (1,272)
                                     ---------   -------   ---------   ------     -------         -----         ========
Balance at December 31, 1996.......  4,248,579   $ 6,536   2,691,725   $  49      $    --         $ (47)              --
Issuance of Series B convertible
 preferred stock at $2.68 per share
 in March 1997 for cash, net of $27
 issuance costs....................     59,643       133          --      --           --            --               --
Issuance of common stock upon
 exercise of options...............         --        --       6,500      10           --            --               --
Repurchase of common stock.........         --        --    (206,250)    (10)          --            10               --
Payments of notes receivable from
 shareholders......................         --        --          --      --           --             3               --
Comprehensive income (loss):.......         --        --          --      --           --            --               --
 Net loss..........................         --        --          --      --           --            --           (5,487)--
                                                                                                                --------
Comprehensive loss.................         --        --          --      --           --            --         $ (5,487)
                                     ---------   -------   ---------   ------     -------         -----         ========
Balance at December 31, 1997.......  4,308,222   $ 6,669   2,491,975   $  49      $    --         $ (34)              --
Issuance of Series C preferred
 stock, at $5.54 per share in
 February and March 1998 for cash,
 net of $94 issuance costs.........  2,166,055    11,906          --      --           --            --               --
Deferred stock compensation related
 to certain options granted to
 employees.........................         --        --          --   3,471       (3,471)           --               --
Amortization of deferred stock
 compensation......................         --        --          --      --        1,133            --               --
Issuance of common stock upon
 exercise of options...............         --        --     292,239      87           --           (46)              --
Repurchase of common stock.........         --        --     (79,414)     (3)          --             3               --
Payments of notes receivable from
 shareholders......................         --        --          --      --           --             1               --
Note receivable from shareholder...         --        --          --      --           --          (400)              --
Comprehensive income (loss):.......         --        --          --      --           --            --               --
 Net loss..........................         --        --          --      --           --            --          (11,343)
 Foreign currency translation
   adjustment......................         --        --          --      --           --            --              (37)
                                                                                                                --------
Comprehensive loss.................         --        --          --      --           --            --         $(11,380)
                                     ---------   -------   ---------   ------     -------         -----         ========
Balance at December 31, 1998.......  6,474,277   $18,575   2,704,800   $3,604     $(2,338)        $(476)
Deferred stock compensation related
 to certain options granted to
 employees (unaudited).............         --        --          --   4,586       (4,586)           --               --
Amortization of deferred stock
 compensation (unaudited)..........         --        --          --      --          925            --               --
Issuance of common stock upon
 exercise of options (unaudited)...         --        --      58,394     176           --          (161)              --
Repurchase of common stock
 (unaudited).......................         --        --     (14,167)     (8)          --                             --
Comprehensive income (loss):.......         --        --          --      --           --            --
 Net loss (unaudited)..............         --        --          --      --           --            --           (4,575)
 Foreign currency translation
   adjustment (unaudited)..........         --        --          --      --           --            --                9
                                                                                                                --------
Comprehensive loss (unaudited).....         --        --          --      --           --            --         $ (4,566)
                                     ---------   -------   ---------   ------     -------         -----         ========
Balance at March 31, 1999
 (unaudited).......................  6,474,277   $18,575   2,749,027   $8,358     $(5,999)        $(637)
                                     =========   =======   =========   ======     =======         =====

                                                                       TOTAL
                                      ACCUMULATED                  SHAREHOLDERS'
                                         OTHER                        EQUITY
                                     COMPREHENSIVE   ACCUMULATED   (NET CAPITAL
                                         LOSS          DEFICIT      DEFICIENCY)
                                     -------------   -----------   -------------
Issuance of restricted common stock
 to founder at $0.002 per share in
 November 1995 in exchange for
 cash..............................      $ --         $     --       $      2
Issuance of Series A convertible
 preferred stock at $0.66 per share
 in December 1995 and April 1996
 for cash, net of $31 issuance
 costs, and in June 1996 for
 services..........................        --               --          1,559
Issuance of Series B convertible
 preferred stock at $2.68 per share
 in December 1996 for cash, net of
 $23 issuance costs................        --               --          4,977
Issuance of common stock upon
 exercise of options...............        --               --             --
Comprehensive income (loss):.......        --               --             --
 Net loss..........................        --           (1,272)        (1,272)
Comprehensive loss.................        --               --             --
                                         ----         --------       --------
Balance at December 31, 1996.......      $ --         $ (1,272)      $  5,266
Issuance of Series B convertible
 preferred stock at $2.68 per share
 in March 1997 for cash, net of $27
 issuance costs....................        --               --            133
Issuance of common stock upon
 exercise of options...............        --               --             10
Repurchase of common stock.........        --               --             --
Payments of notes receivable from
 shareholders......................        --               --              3
Comprehensive income (loss):.......        --               --             --
 Net loss..........................        --           (5,487)        (5,487)
Comprehensive loss.................        --               --             --
                                         ----         --------       --------
Balance at December 31, 1997.......      $ --         $ (6,759)      $    (75)
Issuance of Series C preferred
 stock, at $5.54 per share in
 February and March 1998 for cash,
 net of $94 issuance costs.........        --               --         11,906
Deferred stock compensation related
 to certain options granted to
 employees.........................        --               --             --
Amortization of deferred stock
 compensation......................        --               --          1,133
Issuance of common stock upon
 exercise of options...............        --               --             41
Repurchase of common stock.........        --               --             --
Payments of notes receivable from
 shareholders......................        --               --              1
Note receivable from shareholder...        --               --           (400)
Comprehensive income (loss):.......        --               --             --
 Net loss..........................        --          (11,343)       (11,343)
 Foreign currency translation
   adjustment......................       (37)              --            (37)
Comprehensive loss.................        --               --             --
                                         ----         --------       --------
Balance at December 31, 1998.......      $(37)        $(18,102)      $  1,226
Deferred stock compensation related
 to certain options granted to
 employees (unaudited).............        --               --             --
Amortization of deferred stock
 compensation (unaudited)..........        --               --            925
Issuance of common stock upon
 exercise of options (unaudited)...        --               --             15
Repurchase of common stock
 (unaudited).......................        --               --             (8)
Comprehensive income (loss):.......        --               --             --
 Net loss (unaudited)..............        --           (4,575)        (4,575)
 Foreign currency translation
   adjustment (unaudited)..........         9               --              9
Comprehensive loss (unaudited).....        --               --             --
                                         ----         --------       --------
Balance at March 31, 1999
 (unaudited).......................      $(28)        $(22,677)      $ (2,408)
                                         ====         ========       ========

                            See accompanying notes.

                      BROADBASE INFORMATION SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  THE COMPANY

     BroadBase Information Systems, Inc. (the "Company") was incorporated on November 28, 1995 and is a leading provider of customer-centric analytic software products that enable businesses to maximize customer value across Internet and traditional business channels. Through December 31, 1997, the Company was in the development stage. During 1998, the Company sold its first product and, accordingly, is no longer classified as a development stage company. The Company has incurred operating losses to date, including a net loss of $11,343,000 for the year ended December 31, 1998. The Company's activities have been financed primarily through private placements of equity and debt securities. Management recognizes the need for additional financing and will pursue various funding options including both private and public equity and debt financings. In the longer term, the Company plans to finance operations with revenues from product sales.

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company has export sales from the United States and has operations in Japan and the United Kingdom. All significant intercompany transactions and balances have been eliminated.

  INTERIM FINANCIAL INFORMATION

     The financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited but includes all adjustments, consisting of only normal recurring adjustments, that in the opinion of management is necessary for a fair presentation of the Company's financial position, operating results, and cash flows for such periods. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of results to be expected for the full fiscal year of 1999 or any future period.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

  REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2" ("SOP 98-4"). The Company derives revenue from the sale of software licenses, post-contract support ("maintenance"), and other services. Maintenance

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

includes telephone technical support, bug fixes and rights to upgrades and enhancements on a when-and-if available basis. Services include training and basic post-implementation consulting to meet specific customer needs.

     Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant company obligations with regard to installation or implementation of the software remain, the fee is fixed or determinable and collectibility is probable. Revenue on arrangements with customers who are not the ultimate end users (primarily resellers) is recognized upon receipt of a reseller report of the sale and the Company's shipment of the licensed software. Advance payments are recorded as deferred revenue until the products are shipped, services are delivered or obligations are met. The Company's products do not require significant customization.

     Revenue related to maintenance is recognized on a straight-line basis over the period maintenance is provided and revenue allocable to the software services is recognized as the services are performed.

     In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 requires use of the "residual method" for recognition of revenue when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. The Company will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. The Company has not yet determined the effect of the adoption of SOP 98-9 on its financial position or operating results. However, SOP 98-9 may require more revenue to be deferred for certain types of transactions.

  CONCENTRATIONS OF CREDIT RISK AND CREDIT EVALUATIONS

     Financial instruments which subject the Company to concentrations of credit risk primarily consist of cash and trade accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high credit standing. The Company's receivables are derived primarily from sales of software products and services. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

     A limited number of customers have accounted for a substantial portion of the Company's revenues. The Company had no revenue for the year ended December 31, 1997. Two customers accounted for 18% and 10%, respectively, of total revenue for the year ended December 31, 1998 and the same customers accounted for 12% and 14%, respectively, of total revenue for the three months ended March 31, 1999. Sales of the Company's products will vary as a result of fluctuations in market demand for such products and technology. Further, the markets in which the Company competes are characterized by rapid technological change and intense competition.

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

  CASH AND CASH EQUIVALENTS

     Cash equivalents consist of money market funds. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. The fair value, based on quoted market prices, of the cash equivalents is substantially equal to their carrying value at December 31, 1997 and 1998 and March 31, 1999.

  SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Accordingly, the Company has charged all such costs to research and development expenses in the accompanying statements of operations.

  INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

  STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

  ADVERTISING EXPENSES

     The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 1997, 1998, and the three months ended March 31, 1999 were approximately $0, $57,000 and $0, respectively.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company's wholly-owned foreign subsidiaries are translated from their functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year.

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

Resulting translation adjustments are reflected as a separate component of shareholders' equity (net capital deficiency). Foreign currency transaction gains and losses, which have not been material, are included in results of operations.

  NET LOSS PER SHARE

     Basic and diluted net loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") for all periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the Company's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

  PRO FORMA NET LOSS PER SHARE AND PRO FORMA SHAREHOLDERS' EQUITY

     Pro forma net loss per share has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of convertible preferred stock and convertible debentures not included above that will automatically convert or which management intends to convert upon the completion of the Company's initial public offering (using the if-converted method) from the original date of issuance. If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock and convertible debentures outstanding as of March 31, 1999 will be converted into an aggregate of 6,474,277 and 1,137,931 shares, respectively, of common stock. Pro forma shareholders' equity at March 31, 1999, as adjusted for conversion of the convertible preferred stock and

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

convertible debentures, is disclosed on the accompanying balance sheet. Historical and pro forma basic and diluted net loss per share are as follows:

                                        PERIOD FROM                             THREE MONTHS
                                     NOVEMBER 28, 1995      YEARS ENDED             ENDED
                                      (INCEPTION) TO        DECEMBER 31,          MARCH 31,
                                       DECEMBER 31,      ------------------   -----------------
                                           1996           1997       1998      1998      1999
                                     -----------------   -------   --------   -------   -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Historical:
Net loss...........................       $(1,272)       $(5,487)  $(11,343)  $(2,353)  $(4,575)
                                          =======        =======   ========   =======   =======
Basic and diluted shares:
Weighted-average shares of common
  stock outstanding................         1,339          2,689      2,615     2,527     2,711
Less weighted-average shares
  subject to repurchase............        (1,043)        (1,802)    (1,334)   (1,489)   (1,008)
                                          -------        -------   --------   -------   -------
Weighted-average shares of common
  stock outstanding used in
  computing basic and diluted net
  loss per share...................           296            887      1,281     1,038     1,703
                                          -------        -------   --------   -------   -------
Basic and diluted net loss per
  share............................       $ (4.30)       $ (6.19)  $  (8.85)  $ (2.27)  $ (2.69)
                                          =======        =======   ========   =======   =======
Pro forma:
Net loss...........................                                $(11,343)            $(4,575)
                                                                   ========             =======
Weighted-average shares of common
  stock outstanding used in
  computing basic and diluted net
  loss per share...................                                   1,281               1,703
Adjusted to reflect the assumed
  conversion of convertible
  preferred stock and convertible
  debentures from the date of
  issuance.........................                                   6,254               7,612
                                                                   --------             -------
Weighted-average shares used in
  computing pro forma basic and
  diluted net loss per share.......                                   7,535               9,315
                                                                   --------             -------
Pro forma basic and diluted net
  loss per share...................                                $  (1.51)            $ (0.49)
                                                                   ========             =======

     If the Company had reported net income, diluted net income per share would have included the shares used in the computation of pro forma net loss per share as well as approximately 661,914, 1,278,889 and 1,703,947 common equivalent shares related to outstanding options and warrants to purchase common stock not included above for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999, respectively. The common equivalent shares from options and warrants would be determined on a weighted-average basis using the treasury stock method.

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

  COMPREHENSIVE INCOME (LOSS)

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components, requiring foreign currency translation adjustments, which currently are reported in shareholders' equity (net capital deficiency), to be included in other comprehensive income along with net income (loss). For the years ended December 31, 1997 and 1998 total other comprehensive loss was approximately $0 and $37,000, respectively, and for the three months ended March 31, 1999 other comprehensive income totaled $9,000. Other comprehensive income
(loss) consisted solely of foreign currency translation adjustments.

  SEGMENT INFORMATION

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to shareholders. FAS 131 is effective beginning in the Company's year ended December 31, 1998. The Company operates solely in one segment, the development and marketing of customer-centric analytic software products, and therefore there is no impact to the Company's financial statements of adopting FAS 131. The Company did not have revenue in the year ended December 31, 1997. For the year ended December 31, 1998, revenue from customers outside of the United States was approximately $175,000. This revenue was from customers in Japan.

  PROPERTY AND EQUIPMENT

     The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally three to five years. Equipment held under capital leases is amortized on a straight-line basis over the shorter of the lease term or the lives of the respective assets, generally three to five years.

     Property and equipment consists of the following:

                                                             DECEMBER 31,
                                                            --------------
                                                            1997     1998
                                                            -----   ------
                                                            (IN THOUSANDS)
Computer hardware and software..........................    $ 411   $1,407
Office furniture and fixtures...........................      462      881
                                                            -----   ------
                                                              873    2,288
Less accumulated depreciation and amortization..........     (171)    (678)
                                                            -----   ------
                                                            $ 702   $1,610
                                                            =====   ======

     As of December 31, 1998, property and equipment includes amounts held under capital leases of $60,941 and a related accumulated amortization of $30,584.

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

  RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires companies to capitalize certain qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company is required to adopt SOP 98-1 effective January 1, 1999. The Company does not currently expect the adoption of SOP 98-1 to be material to its consolidated financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 is effective beginning on January 1, 1999, and requires that start-up costs, capitalized prior to January 1, 1999, be written off and any future start-up costs be expensed as incurred. The adoption of SOP 98-5 will not have a material impact on the Company's financial position results of operations, or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standards Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company will be required to adopt FAS 133 for its year ending December 31, 2001. However, because the Company does not utilize derivative financial instruments the Company does not believe the impact of FAS 133 will be material to its financial position, results of operations, or cash flows.

2. BANK LINE OF CREDIT AND NOTES PAYABLE

     Notes payable and line of credit borrowings consist of the following:

                                               DECEMBER 31,
                                              ---------------     MARCH 31,
                                               1997     1998        1999
                                              ------   ------    -----------
                                              (IN THOUSANDS)     (UNAUDITED)
Notes payable...............................  $1,225   $  878      $  733
Bank line of credit.........................      --    1,000         944
                                              ------   ------      ------
                                               1,225    1,878       1,677
Less current portion........................    (347)    (768)       (765)
                                              ------   ------      ------
Noncurrent portion..........................  $  878   $1,110      $  912
                                              ======   ======      ======

     During 1996 and 1997, the Company secured financing under the terms of $300,000 and $1,000,000 three-year notes payable, respectively. The notes bear interest at a rate of 15% and 14%, respectively. Principal and interest installments are payable monthly and the notes are secured by the tangible assets of the Company. Of the $878,000 in principal amount of notes payable outstanding at December 31, 1998, $436,000 is due in 1999 and $442,000 is due in 2000. The carrying value of these note obligations approximates their fair value.

     In connection with the issuance of the notes, the Company issued warrants to purchase 12,537 and 24,227 shares of Series A and Series B preferred stock at a price of $1.67 and $2.68 per share, respectively. These warrants are immediately exercisable and expire in

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

November 2003 and July 2004, respectively. At the date of grant, the value ascribed to these warrants was immaterial for financial statement purposes.

     In July 1998, the Company entered into a loan and security agreement with a financial institution. The agreement provides for a line of credit not to exceed $2,000,000 and an equipment line of credit not to exceed $1,000,000. Any borrowings under the line of credit bear interest at the institution's prime lending rate, and any borrowings under the equipment line of credit bear interest at the institution's prime lending rate plus 0.5% (14.09% at December 31, 1998). All borrowings under this agreement are secured by certain assets of the Company. As of December 31, 1998, no borrowings were outstanding and $2,000,000 remained available under the line of credit, and $1,000,000, the full amount available, was outstanding under the equipment line of credit. The equipment line of credit borrowings are due in 36 equal monthly installments of principal, plus accrued interest, beginning in January 1999 and ending in December 2001. The carrying value of borrowings under the equipment line of credit approximates their fair value. The agreement also includes terms requiring satisfaction of certain financial ratios, and minimum tangible net worth, and restricts the Company from paying cash dividends. The Company was in compliance with these financial covenants at December 31, 1998 and March 31, 1999.

3. CONVERTIBLE DEBENTURES

     In December 1998, the Company issued to investors an aggregate of $8,250,000 principal amount of unsecured convertible debentures bearing interest of 10.0% per annum. Interest on the notes is payable quarterly commencing on January 4, 1999. The debentures are due on December 9, 2003 and are convertible, at the holders' option, into shares of the Series D preferred stock anytime prior to the maturity date. As of December 31, 1998, the difference between the carrying value and the fair value of the convertible debentures was immaterial based upon the minimal change in interest rates from the date of issuance to fiscal year end.

     In the event the Company completes a qualified underwritten public offering of its common stock with aggregate proceeds of at least $10,000,000, the Company may, at its option, convert the debentures into shares of Series D preferred stock. Upon conversion, the investors are entitled to the number of shares of Series D preferred stock determined by dividing the aggregate amount of each debenture to be converted by a conversion price of $7.25, subject to certain future adjustments. As of December 31, 1998, no debentures have been converted into Series D preferred stock.

4. COMMITMENTS

  LEASES

     The Company leases its principal office under a noncancelable operating lease agreement that expires in July 2002.

     The gross rental payments under all operating leases were approximately $114,000, $230,000 and $214,000 for the years ended December 31, 1997 and 1998, and the three months ended March 31, 1999, respectively. Rental expense, net of reimbursements from

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

sublessees, was approximately $114,000, $73,000 and $126,000 in 1997 and 1998 and the three months ended March 31, 1999, respectively.

     As of December 31, 1998, minimum lease payments under all noncancelable lease agreements were as follows:

                                                          CAPITAL    OPERATING
                                                          LEASES      LEASES
                                                          -------    ---------
                                                             (IN THOUSANDS)
Year ended December 31,
  1999..................................................   $ 34       $  401
  2000..................................................     --          629
  2001..................................................     --          753
  2002..................................................     --          429
                                                           ----       ------
          Total minimum lease payments..................     34       $2,212
                                                                      ======
Less amount representing interest.......................     (4)
                                                           ----
Present value of minimum lease payments.................     30
Less current portion....................................    (30)
                                                           ----
Long-term capital lease obligations.....................   $ --
                                                           ====

5. SHAREHOLDERS' EQUITY

  CONVERTIBLE PREFERRED STOCK

     Convertible preferred stock consists of the following at December 31, 1998:

                                                       SHARES ISSUED     AGGREGATE
                                           SHARES           AND         LIQUIDATION
                                         DESIGNATED     OUTSTANDING     PREFERENCE
                                         ----------    -------------    -----------
Series A...............................  2,398,000       2,384,999      $ 1,590,000
Series B...............................  2,000,000       1,923,223        5,160,000
Series C...............................  2,166,065       2,166,055       12,000,000
Series D...............................  1,400,000              --               --
                                         ---------       ---------      -----------
                                         7,964,065       6,474,277      $18,750,000
                                         =========       =========      ===========

     Each share of Series A, B, C and D preferred stock is convertible at any time into common stock at the exchange rate in effect at the time of conversion, currently one-for-one, and is subject to appropriate adjustment for common stock splits, stock dividends, and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to the Company are at least $10,000,000 with a minimum offering price of $11.08 per share.

     Each holder of Series A, B, C and D preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock are convertible.

     Each holder of preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends at the annual rate of $0.05, $0.21, $0.44 and $0.58 per

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

share of Series A, B, C and D preferred stock, respectively, payable in preference and priority to any payment of any dividend on common stock.

     In the event of liquidation, the holders of preferred stock are entitled to a liquidation preference equal to the original purchase price of their preferred stock plus an amount equal to all accrued but unpaid dividends on such shares.

  COMMON STOCK

     In November 1995, 1,282,500 shares of common stock were issued to the Company's founder at $0.002 per share in exchange for cash. The shares are subject to certain transfer restrictions. These shares are subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. The Company's right of repurchase expires over four years. At December 31, 1997 and 1998 and March 31, 1999, 553,078, 264,516 and
192,375 shares, respectively, remained subject to repurchase.

  STOCK OPTION PLAN

     During 1996, the Company adopted the Equity Incentive Plan (the "Plan"). Under the Plan, up to 4,030,000 shares of the Company's common stock may be granted to eligible participants. Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest over a 48-month period and have a maximum term of 10 years.

     As discussed in Note 1, the Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

     Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value method option pricing model with the following weighted-average assumptions for the period from November 28, 1995 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999: risk-free interest

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

rate of 6%; a dividend yield of 0%; and a weighted-average expected life of the option of four years.

                                 PERIOD FROM          YEARS ENDED
                              NOVEMBER 28, 1995       DECEMBER 31,
                                (INCEPTION) TO     ------------------       THREE MONTHS
                              DECEMBER 31, 1996     1997       1998     ENDED MARCH 31, 1999
                              ------------------   -------   --------   --------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net loss..........       $(1,274)        $(5,496)  $(11,702)        $(4,951)
Pro forma basic and diluted
  net loss per share........       $ (4.30)        $ (6.20)  $  (9.14)        $ (2.91)

     A summary of activity under the Plan is as follows:

                                                                       OPTIONS OUTSTANDING
                                                               -----------------------------------
                                            SHARES AVAILABLE                      WEIGHTED-AVERAGE
                                               FOR GRANT       NUMBER OF SHARES    EXERCISE PRICE
                                            ----------------   ----------------   ----------------
  Authorized..............................      3,030,000                 --           $  --
  Granted.................................     (1,457,225)         1,457,225            0.03
  Exercised...............................             --         (1,409,225)           0.03
                                               ----------         ----------           -----
Balance at December 31, 1996..............      1,572,775             48,000            0.03
  Granted.................................       (694,000)           694,000            0.25
  Exercised...............................             --             (7,350)           0.22
  Canceled................................        109,500           (109,500)           0.20
  Repurchased.............................        206,250                 --            0.03
                                               ----------         ----------           -----
Balance at December 31, 1997..............      1,194,525            625,150            0.24
  Authorized..............................      1,000,000                 --              --
  Granted.................................     (1,254,110)         1,254,110            0.47
  Exercised...............................             --           (293,889)           0.33
  Canceled................................        343,246           (343,246)           0.43
  Repurchased.............................         79,414                 --            0.03
                                               ----------         ----------           -----
Balance at December 31, 1998..............      1,363,075          1,242,125            0.40
  Granted (unaudited).....................       (747,650)           747,650            0.73
  Exercised (unaudited)...................             --           (279,394)           0.63
  Canceled (unaudited)....................         43,198            (43,198)           0.47
  Repurchased (unaudited).................         14,167                 --            0.55
                                               ----------         ----------           -----
Balance at March 31, 1999 (unaudited).....        672,790          1,667,183           $0.50
                                               ==========         ==========           =====

                                                       OPTIONS VESTED AND EXERCISABLE
                                              -------------------------------------------------
                                                       1997                      1998
                                              -----------------------   -----------------------
                                                          WEIGHTED-                 WEIGHTED-
                                              OPTIONS   AVERAGE PRICE   OPTIONS   AVERAGE PRICE
                                              -------   -------------   -------   -------------
Vested and exercisable at end of year.......   25,023       $0.19       219,116       $0.26
                                              =======       =====       =======       =====

     The weighted-average fair value of options granted during the period from November 28, 1995 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998,

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

with an exercise price equal to the fair value of the Company's common stock on the date of grant was $0.01, $0.06, and $0.10, respectively. The weighted-average fair value of options granted during 1998 with an exercise price below the deemed fair value of the Company's common stock on the date of grant was $2.86.

     Exercise prices for options outstanding as of December 31, 1998 ranged from $0.03 to $0.73. The weighted-average remaining contractual life of those options is 9.0 years. Options subject to repurchase by the Company total 890,393 and 810,486 at December 31, 1997 and 1998, respectively.

     In connection with the grant of certain options to employees during the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recorded deferred stock compensation of approximately $3,471,000 and $4,586,000, respectively, based on the difference between the exercise prices of those options at their respective grant dates and the deemed fair value for accounting purposes of the shares of common stock subject to such options. Such amounts are included as a reduction of shareholders' equity and are being amortized on a graded vesting method. The compensation expense of $1,133,000 and $925,000 during 1998 and the three months ended March 31, 1999, respectively, relate to options awarded to employees in all operating expense categories, as well as employees in professional services. These amounts have not been separately allocated between operating expense categories.

  SHARES RESERVED FOR FUTURE ISSUANCE

     At December 31, 1998 and March 31, 1999, the Company has reserved common shares for issuance as follows:

                                                          DECEMBER 31,    MARCH 31,
                                                              1998          1999
                                                          ------------    ---------
Stock options:
  Outstanding...........................................    1,242,125     1,667,183
  Available for grant...................................    1,363,075       672,790
Upon conversion of:
  Preferred stock warrants outstanding..................       36,764        36,764
  Preferred stock outstanding...........................    6,474,277     6,474,277
  Convertible debentures outstanding....................    1,137,931     1,137,931
                                                           ----------     ---------
                                                           10,254,172     9,988,945
                                                           ==========     =========

6. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan which stipulates that all full-time employees can elect to contribute to the 401(k) plan, subject to certain limitations, up to 20% of their salary on a pre-tax basis. The Company has the option to provide matching contributions but has not done so to date.

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

7. INCOME TAXES

     The Company's income tax provision (benefit) differs from the income tax (benefit) determined by applying the U.S. federal statutory rate to the net loss as follows:

                                                      PERIOD FROM          YEARS ENDED
                                                   NOVEMBER 28, 1995       DECEMBER 31,
                                                    (INCEPTION) TO      ------------------
                                                   DECEMBER 31, 1996     1997       1998
                                                   -----------------    -------    -------
                                                               (IN THOUSANDS)
Tax provision (benefit) at U.S. statutory rate...        $(432)         $(1,866)   $(3,857)
Valuation allowance for deferred tax assets......          432            1,866      3,857
                                                         -----          -------    -------
Tax provision (benefit)..........................        $  --          $    --    $    --
                                                         =====          =======    =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforwards............................  $ 2,670    $ 5,800
Tax credit carryforwards....................................      230        400
Deferred revenue............................................        0        214
Other accruals and reserves not deductible for tax
  purposes..................................................        0         86
                                                              -------    -------
Total gross deferred tax assets.............................    2,900      6,500
Less valuation allowance....................................   (2,900)    (6,500)
                                                              -------    -------
     Net deferred tax assets................................  $    --    $    --
                                                              =======    =======

     Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance in an amount equal to the net deferred tax assets as of December 31, 1997 and 1998, has been established to reflect these uncertainties. The valuation allowance increased by $2,400,000 and $3,600,000 during the years ended December 31, 1997 and 1998, respectively.

     As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $15,400,000 and $10,700,000, respectively. The Company also had federal and state research and development tax credit carryforwards of approximately $300,000 and $200,000, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004, if not utilized.

     Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

8. RELATED PARTY TRANSACTION

     In April 1998, the Company provided a $400,000 loan to an officer, who is also a shareholder, in exchange for a nonrecourse promissory note which is secured by security interest in common stock. The loan is due in April 2000 and bears interest at 5.51%.

9. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

  ISSUANCE OF CONVERTIBLE DEBENTURES

     In April 1999, the Company issued to investors an aggregate of $1,275,000 principal amount of convertible debentures on the same terms as the $8,250,000 convertible debentures issued in December 1998. See Note 3.

  DEFERRED COMPENSATION

     In April and May 1999, the Company granted options to employees to purchase approximately 701,000 shares of common stock at an exercise price of $0.73 per share. The Company estimates that it will record additional deferred compensation of approximately $4,900,000 with regard to these grants.

  AUTHORIZATION OF SHARES UNDER 1996 STOCK OPTION PLAN

     On June 28, 1999, the Board of Directors authorized, subject to shareholder approval, an additional 500,000 shares of common stock for issuance pursuant to exercises of stock options under the Company's 1996 Equity Incentive Plan.

  ADDITIONAL EQUITY FINANCING

     On June 30, 1999, the Company issued 2,189,681 shares of Series E convertible preferred stock to substantially new investors in exchange for net proceeds of approximately $19,989,000. Each share of Series E preferred stock is convertible at any time into common stock at the exchange rate in effect at the time of conversion, currently one-for-one, and is subject to appropriate adjustment for common stock splits, stock dividends and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to the Company are at least $10,000,000 with a minimum offering price of $11.08 per share.

     Each holder of Series E preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred stock are convertible, and is entitled to receive, when and as decided by the Board of Directors, noncumulative dividends at the annual rate of $0.73 per share, payable in preference and priority to any payment of any dividend on common stock.

  INITIAL PUBLIC OFFERING

     In June 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the

                      BROADBASE INFORMATION SYSTEMS, INC.

                               DECEMBER 31, 1998
                   (INFORMATION AS OF MARCH 31, 1999 AND FOR
          THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)

Company's common stock in connection with a proposed initial public offering
(IPO). If the offering is consummated under the terms presently anticipated, all of the outstanding shares of the Company's convertible preferred stock, including those shares of convertible preferred stock into which outstanding debentures are convertible, will convert into shares of common stock on a one-for-one basis upon closing of the proposed IPO. The conversion of the convertible preferred stock and debentures has been reflected in the accompanying unaudited pro forma consolidated balance sheet.

  1999 EQUITY INCENTIVE PLAN

     On July 2, 1999, the Board of Directors approved the adoption of the Company's 1999 Equity Incentive Plan (the "1999 Incentive Plan"), subject to shareholder approval. A total of 3,500,000 shares of common stock has been reserved for issuance under the 1999 Incentive Plan, plus, commencing on January 1, 2000, annual increases equal to 5% of the outstanding shares on such date. The number of shares authorized for issuance under the 1999 Incentive Plan will be increased to include any shares reserved under the 1996 Equity Incentive Plan not issued or subject to outstanding grants on the date of the Company's initial public offering and any shares issued under the 1996 Equity Incentive Plan that are forfeited or repurchased by the Company at the original purchase price or that expire or become unexercisable for any reason without having been exercised in full. The types of awards that may be made under the 1999 Incentive Plan are options to purchase shares of common stock, restricted stock and stock bonuses. The exercise price for incentive stock options may not be less than 100% of the fair market value of the Company's common stock on the date of grant (50% for nonstatutory options). In the event of a change in control of the Company, an option or award under the 1999 Incentive Plan may be assumed or substituted by the successor corporation. The Company's compensation committee may also accelerate the vesting of awards upon a change of control transaction.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     On July 2, 1999, the Board of Directors approved the adoption of the Company's 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"), subject to shareholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus, commencing on January 1, 2000, annual increases equal to 1% of the Company's outstanding common shares on the preceding December 31. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of their cash compensation, subject to certain maximum purchase limitations. No more than 750 shares may be purchased by each employee in any offering period. Each offering period will have a maximum duration of 24 months and will consist of four six-month purchase periods. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or the last day of each respective purchase period. This initial offering period will begin on the first business day on which price quotations for the Company's common stock are available on the Nasdaq National Market after the effectiveness of the initial public offering.

                            DESCRIPTION OF GRAPHICS

                 [Description of graphics on Inside Cover Page]

This graphic is entitled "Maximizing Customer Value with Customer-centric Analytic Solutions." In the center of the page, two three-dimensional rectangles are stacked on top of each other. There is a small gap between the rectangles. The top rectangle contains the BroadBase logo. The left side of the bottom rectangle is labeled "EPM/Foundation." To the left of the rectangles is a graphic of a human running with an exclamation point over its head, entitled "Customer Touch Points." Surrounding this person in the form of a circle are a series of graphics depicting the following labels: "Direct sales," "Store fronts," "Direct mail," "Call centers," "Online service," "Email" and "Websites." Directly to the right of the rectangles is a circular graphic labeled, from top-to-bottom, "Internet," "Intranets" and "Extranets." To the right of this graphic is the image of a woman running with a briefcase in her hand, entitled "Business User Actions." Forming a semi-circle outside the image of the woman is a series of graphics depicting the following labels:
"E-commerce and online content," "Sales," "Marketing" and "Customer Service." Below the rectangles is a column entitled "Act...," followed by three bullet points. The first point reads, "...To close the loop between complete customer knowledge and maximum customer value." The second point reads, "...By targeting profitable customers, differentiating offerings and personalizing customer interactions." The third point reads, "...To build long lasting and profitable customer relationships." Above the rectangles are two columns of text. The left column is entitled "Integrate...," followed by three bullet points. The first point reads, "...Comprehensive customer information, from multiple channels and customer touch points." The second bullet reads, "...Front and back office applications, Internet based systems and demographic databases." The third point reads, "...Historic and real time data." The right column is entitled "Analyze..." followed by three bullet points. The first point reads, "...For the needs of functional departments and business users." The second point reads, "...To deliver customer knowledge that can be rapidly acted upon." A counter-clockwise arrow moves from the two columns to the "Business User Actions" graphic. At that point, a second, counter-clockwise arrow moves through the "Act" column to the "Customer Touch Points" graphic. From that graphic, an arrow moves through the top rectangle to reach the circular graphic. From there, an arrow moves through the bottom rectangle to reach the "Customer Touch Points" graphic.


                      [Description of Graphics on Page 33]

Graphic depicts a three dimensional rectangle divided vertically from front to back into six segments. There is a small gap between each of the segments. These segments sit on a platform of two rectangles positioned at a right angle to the bottom left corner of the segments. The horizontal axis of the platform is labeled "Integrated Management." The vertical axis is labeled "Adapters & ETL Layer." The top edges of the six segments are labeled "E-Commerce," "E-Content," "E-Marketing," "E-Personalization," "Sales" and "Customer Service." At the far right of the front segment, a vertical column extending from the bottom to the top of the segment is labeled "Web U1." The remainder of the front segment is divided into four sections. The upper left section is labeled "Analytic Data Models," the upper right section is labeled "Business Logic," the lower left section is labeled "Data Store," with the words "SQL Server, Oracle" in parenthesis, centered below the phrase "Data Store." The lower right section is labeled "Application Server." From the top of the first segment, a line extends upward to a box above the segments. This box is vertically divided into two sections, the left section is labeled, "Business Views and Metrics," and the right section is labeled, "Business Processes and Workflow." From the lower right corner of the first segment, a line extends downward to a box below the platform. The box is vertically divided into three columns. The left column is labeled, from top to bottom, "Analytic Engine" followed by bullet points with each bullet followed by one of the following words: "HOLAP," "Data Mining," "Ad Hoc" and "Statistical." The middle column is horizontally divided into two portions. The top portion is labeled, "Workflow Engine" and the bottom portion is labeled, "Application Components Library." The right column is labeled, "Web Server." Above this box is the heading "EPM/Foundation." Above the six segments is the heading "Broadbase EPM Application Modules."

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Special Note Regarding Forward-
  Looking Statements and Industry
  Data................................   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Consolidated Financial
  Data................................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   28
Management............................   41
Certain Transactions..................   49
Principal Stockholders................   51
Description of Capital Stock..........   53
Shares Eligible for Future Sale.......   56
Underwriting..........................   58
Legal Matters.........................   60
Experts...............................   60
Where You Can Find Additional
  Information.........................   60
Index to Financial Statements.........  F-1

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL             , 1999 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

LOGO

                 SHARES

   COMMON STOCK
   DEUTSCHE BANC ALEX. BROWN

   DAIN RAUSCHER WESSELS
   A DIVISION OF DAIN RAUSCHER INCORPORATED

   THOMAS WEISEL PARTNERS LLC

   E*TRADE SECURITIES, INC.
   PROSPECTUS

              , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

Securities and Exchange Commission registration fee.........  $ 13,900
NASD filing fee.............................................     5,500
Nasdaq National Market filing fee...........................    17,500
Accounting fees and expenses................................
Legal fees and expenses.....................................
Road show expenses..........................................    50,000
Printing and engraving expenses.............................   250,000
Blue sky fees and expenses..................................     5,000
Transfer agent and registrar fees and expenses..............     5,000
Miscellaneous...............................................
                                                              --------
          Total.............................................  $
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the Registrant or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

     - the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;

     - the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

     - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

     - the rights conferred in the bylaws are not exclusive.

     The Registrant intends to enter into indemnification agreements with each of its current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's certificate of incorporation, bylaws and the indemnity agreements to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

     The Registrant expects to obtain directors' and officers' liability insurance which will include coverage for securities matters.

     See also the undertakings set out in response to Item 17.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                      EXHIBIT DOCUMENT                        NUMBER
                      ----------------                        ------
Underwriting Agreement......................................   1.01
Registrant's Certificate of Incorporation...................   3.01
Registrant's Bylaws.........................................   3.02
Form of Indemnity Agreement.................................  10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following table sets forth information regarding all securities sold by the Registrant in the past three fiscal years:

                                                                                 AGGREGATE
      CLASS OF                                                    NUMBER OF      PURCHASE          FORM OF
     PURCHASERS        DATE OF SALE      TITLE OF SECURITIES      SECURITIES       PRICE        CONSIDERATION
     ----------        ------------      -------------------      ----------     ---------      -------------
2 investors..........    04/29/96     Series A preferred stock       60,000    $      40,000         Cash
1 investor...........    06/14/96     Series A preferred stock       22,500           15,000    Settlement of
                                                                                                    Claims
17 employees.........    12/13/96     common stock                1,045,561           34,817   Promissory Notes
4 investors..........    12/16/96     Series B preferred stock    1,863,580        4,999,985         Cash
Lighthouse Capital       12/16/96     Warrant to purchase               N/A               --        --(1)
  Partners II,                        12,537.30 shares of
  L.P................                 Series A preferred stock
3 employees..........    01/24/97     common stock                    6,500            1,625       Services
12 investors.........    03/14/97     Series B preferred stock       59,643          160,022         Cash
1 consultant.........    05/07/97     common stock                    2,500              625       Services
1 consultant.........     5/23/97     common stock                    2,500              625       Services
2 consultants........    09/16/97     common stock                      850              213       Services
Lighthouse Capital        9/11/97     Warrant to purchase               N/A               --          --
  Partners II,                        24,227 shares of
  L.P................                 Series B Preferred Stock
10 investors.........    02/17/98     Series C preferred stock    1,975,172       10,942,453         Cash
Chuck Bay............    02/19/98     common stock                  173,000           43,250   Promissory Note
1 employee...........    03/31/98     common stock                      583              321         Cash
25 investors.........    04/15/98     Series C preferred stock      190,883        1,057,492         Cash
2 employees..........    04/21/98     common stock                    5,000            5,000         Cash
1 employee...........    04/30/98     common stock                   12,500            6,875         Cash
4 consultants........    06/09/98     common stock                   11,610            6,386       Services
1 employee...........    06/30/98     common stock                    4,333            2,383         Cash
1 employee...........    07/06/98     common stock                    5,416            2,979         Cash
1 employee...........    07/09/98     common stock                    2,250            1,238         Cash
1 employee...........    07/27/98     common stock                   42,250           23,375         Cash
1 employee...........    08/11/98     common stock                    6,250            1,563         Cash
1 employee...........    09/12/98     common stock                    3,125              781         Cash
2 employees..........    09/13/98     common stock                      313              153         Cash
1 employee...........    10/01/98     common stock                    7,228            1,807         Cash
1 employee...........    11/16/98     common stock                    5,000            2,750       Services
1 consultant.........    11/24/98     common stock                    2,500            1,375       Services
1 employee...........    12/08/98     common stock                    3,323              831         Cash
4 investors..........    12/09/98     Debentures Convertible      1,137,931        8,250,000         Cash
                                      into Series D preferred
                                      stock
1 employee...........    12/11/98     common stock                    1,250              313         Cash
1 employee...........    12/21/98     common stock                    5,208             1302   Promissory Note
1 employee...........    01/21/99     common stock                   21,603           11,882         Cash
Chuck Bay............    03/19/99     common stock                   86,000           62,780   Promissory Note
Brian Kelly..........    03/19/99     common stock                  135,000           98,550   Promissory Note
1 employee...........    03/31/99     common stock                    4,872            1,449         Cash
1 employee...........     04/1/99     common stock                    4,584            2,596         Cash
2 investors..........     4/13/99     Debentures Convertible        175,862        1,275,000         Cash
                                      into Series D preferred
                                      stock
1 employee...........    04/17/99     common stock                   13,125            3,281         Cash
1 employee...........     4/21/99     common stock                    2,167              542         Cash
1 employee...........     4/23/99     common stock                    5,664            1,276         Cash

                                                                                 AGGREGATE
      CLASS OF                                                    NUMBER OF      PURCHASE          FORM OF
     PURCHASERS        DATE OF SALE      TITLE OF SECURITIES      SECURITIES       PRICE        CONSIDERATION
     ----------        ------------      -------------------      ----------     ---------      -------------
1 employee...........     5/27/99     common stock                   96,750           70,628         Cash
1 employee...........      6/1/99     common stock                    3,696            2,698         Cash
1 employee...........      6/1/99     common stock                   12,500            6,875         Cash
1 employee...........      6/4/99     common stock                    4,855              550         Cash
1 employee...........      6/5/99     common stock                    6,808            3,706         Cash
2 employees..........      6/8/99     common stock                    6,952            2,078         Cash
3 employees..........     6/10/99     common stock                   30,844            7,786         Cash
38 investors.........     6/30/98     Series E preferred stock    2,188,812    19,989,325.13         Cash

     Each share of Series A, Series B, Series C, Series D and Series E preferred stock will convert automatically into one share of common stock, respectively, upon the consummation of this offering.

     All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act or on Section 4(2) of the Securities Act.

     All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.
-------------------------
(1) The warrant expires on 11/30/03 and has an exercise price of $1.675 per share.

(2) The warrant expires on 07/31/04 and has an exercise price of $2.683 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith:

NUMBER                           EXHIBIT TITLE
------                           -------------
 1.01     Form of Underwriting Agreement.*
 3.01     Registrant's Certificate of Incorporation.
 3.02     Registrant's Bylaws.
 4.01     Form of Specimen Certificate for Registrant's common stock.*
 4.02     Amended and Restated Investors' Rights Agreement, dated June
          30, 1999.
 5.01     Opinion of Fenwick & West LLP regarding legality of the
          securities being registered.*
10.01     Form of Indemnity Agreement between Registrant and each of its directors and executive officers.
10.02     1996 Equity Incentive Plan.
10.03     1999 Equity Incentive Plan.
10.04     1999 Employee Stock Purchase Plan.
10.05     Sublease between SaRonix and Registrant dated June 1, 1998.
10.06     Offer letter for Brian Kelly dated November 10, 1998.
10.07     Offer letter for Thomas Doyle dated April 12, 1999.
10.08     Offer letter for Chuck Bay dated January 18, 1998.
21.01     List of subsidiaries
23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).*
23.02     Consent of Ernst & Young LLP, Independent Auditors.
24.01     Power of Attorney. See page II-6
27.01     Financial Data Schedule.

------------------------
* To be filed by amendment.

(b) Financial Statement Schedules.

     The following financial statement schedule for the period November 28, 1995 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 should be read in conjunction with the consolidated financial statements of Broadbase Information Systems, Inc. filed as part of this Registration
Statement:

     - Schedule II -- Valuation and Qualifying Accounts

     Schedules other than that listed above have been omitted since they are either not required, not applicable, or because the information required is included in the financial statements or related notes.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 2nd day of July, 1999.

                               BROADBASE SOFTWARE, INC.

                               By: /s/ MARK KREMER
                                 -----------------------------------------------
                                   Mark Kremer
                                   Chairman of the Board, President and Chief
                                   Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark Kremer and Chuck Bay, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      NAME                                       TITLE                      DATE
                      ----                                       -----                      ----
PRINCIPAL EXECUTIVE OFFICER:

/s/ MARK KREMER                                     Chairman of the Board, President    July 2, 1999
------------------------------------------------      and Chief Executive Officer
Mark Kremer

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL
ACCOUNTING OFFICER:

/s/ CHUCK BAY                                       Chief Financial Officer, General    July 2, 1999
------------------------------------------------        Counsel, Executive Vice
Chuck Bay                                            President Business Development
                                                        and Corporate Secretary

                      NAME                                       TITLE                      DATE
                      ----                                       -----                      ----
ADDITIONAL DIRECTORS:

/s/ KEVIN HARVEY                                                Director                July 2, 1999
------------------------------------------------
Kevin Harvey

/s/ PAUL LEVY                                                   Director                July 2, 1999
------------------------------------------------
Paul Levy

/s/ NANCY SCHOENDORF                                            Director                July 2, 1999
------------------------------------------------
Nancy Schoendorf

                      BROADBASE INFORMATION SYSTEMS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  PERIOD FROM NOVEMBER 28, 1995 (INCEPTION) TO
                       DECEMBER 31, 1996 AND YEARS ENDED
                           DECEMBER 31, 1997 AND 1998

                                                            AMOUNTS
                                               BALANCE     CHARGED TO
                                                 AT         REVENUE,     WRITE-OFFS     BALANCE
                                              BEGINNING     COSTS OR        AND         AT END
                DESCRIPTION                   OF PERIOD     EXPENSES     RECOVERIES    OF PERIOD
--------------------------------------------  ---------    ----------    ----------    ---------
Allowance for Doubtful Accounts:
  Period from November 28, 1995
     (Inception) to December 31, 1996.......     $--        $    --          $--        $    --
  Year Ended December 31, 1997..............     $--        $    --          $--        $    --
  Year Ended December 31, 1998..............     $--        $50,000          $--        $50,000

                                 EXHIBIT INDEX

NUMBER                           EXHIBIT TITLE
------                           -------------
 1.01     Form of Underwriting Agreement.*
 3.01     Registrant's Certificate of Incorporation.
 3.02     Registrant's Bylaws.
 4.01     Form of Specimen Certificate for Registrant's common stock.*
 4.02     Amended and Restated Investors' Rights Agreement, dated June
          30, 1999.
 5.01     Opinion of Fenwick & West LLP regarding legality of the
          securities being registered.*
10.01     Form of Indemnity Agreement between Registrant and each of its directors and executive officers.
10.02     1996 Equity Incentive Plan.
10.03     1999 Equity Incentive Plan.
10.04     1999 Employee Stock Purchase Plan.
10.05     Sublease between SaRonix and Registrant dated June 1, 1998.
10.06     Offer letter for Brian Kelly dated November 10, 1998.
10.07     Offer letter for Thomas Doyle dated April 12, 1999.
10.08     Offer letter for Chuck Bay dated January 18, 1998.
21.01     List of subsidiaries
23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).*
23.02     Consent of Ernst & Young LLP, Independent Auditors.
24.01     Power of Attorney. See page II-6
27.01     Financial Data Schedule.

------------------------
* To be filed by amendment.